                                                                   EXHIBIT 10.2


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                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

                          DATED AS OF OCTOBER 29, 1998

                            COMERICA BANK, AS AGENT

                THE FIRST NATIONAL BANK OF CHICAGO, AS CO-AGENT

                  U.S. BANK NATIONAL ASSOCIATION, AS CO-AGENT


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                                                                  Execution Copy
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                               TABLE OF CONTENTS

                                                                            Page

1.   DEFINITIONS..............................................................1

2.   REVOLVING CREDIT.........................................................22
          2.1   Revolving Credit Commitment...................................22
          2.2   Accrual of Interest and Maturity..............................22
          2.3   Requests for Advances and Requests for Refundings and
                Conversions of Revolving Credit Advances......................23
          2.4   Disbursement of Revolving Credit Advances.....................24
          2.5   Prime-based Advance in Absence of Election or Upon Default....25
          2.6   Revolving Credit Commitment Fee...............................26
          2.7   Reduction of Indebtedness; Revolving Credit
                Aggregate Commitment..........................................26
          2.8   Optional Reduction or Termination of Revolving Credit
                Aggregate Commitment..........................................26
          2.9   Extension of Revolving Credit Maturity Date...................27
          2.10  Administrative Fee............................................27

3.   LETTERS OF CREDIT........................................................28
          3.1   Letters of Credit.............................................28
          3.2   Conditions to Issuance........................................28
          3.3   Notice........................................................29
          3.4   Letter of Credit Fees.........................................29
          3.5   Facing Fees...................................................30
          3.6   Draws and Demands for Payment Under Letters of Credit.........30
          3.7   Obligations Irrevocable.......................................32
          3.8   Risk Under Letters of Credit..................................33
          3.9   Indemnification...............................................34
          3.10  Right of Reimbursement........................................34

4A.  TERM LOANS-A.............................................................35
          4A.1  Term Loan.....................................................35
          4A.2  Term Loan Notes...............................................35
          4A.3  Term Loan Rate Requests; Refundings and Conversions of
                Advances of Term Loans........................................36
          4A.4  Failure to Refund or Convert..................................37

4B.  TERM LOANS-B.............................................................37
          4B.1  Term Loan.....................................................37
          4B.2  Term Loan Notes...............................................37




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          4B.3  Term Loan Rate Requests; Refundings and Conversions of Advances
                of Term Loans......................................................  38
          4B.4  Failure to Refund or Convert.......................................  39

5.   INTEREST PAYMENTS.............................................................  39
          5.1   Prime-based Interest Payments......................................  39
          5.2   Eurocurrency-based Interest Payments...............................  40
          5.3   Margin Adjustments.................................................  40
          5.4   Interest Payments on Conversions...................................  40
          5.5   Interest on Default................................................  40
          5.6   Prepayment of Advances.............................................  40
          5.7   Optional Prepayment of Term Loans..................................  41
          5.8   Mandatory Prepayment of Terms Loans................................  41

6.   CONDITIONS....................................................................  42
          6.1   Execution of Notes and this Agreement..............................  42
          6.2   Borrowing Authority................................................  42
          6.3   Collateral Documents...............................................  43
          6.4   Acquisition Documents..............................................  44
          6.5   Equity.............................................................  44
          6.6   Insurance..........................................................  44
          6.7   Compliance with Certain Documents and Agreements...................  44
          6.8   Opinion of Counsel.................................................  44
          6.9   Borrowers' Certificate.............................................  45
          6.10  Payment of Fees....................................................  45
          6.11  Pro Forma Balance Sheet............................................  45
          6.12  Existing Credit Facilities.........................................  45
          6.14  Real Estate Documentation..........................................  45
          6.15  Other Documents and Instruments....................................  46
          6.16  Continuing Conditions..............................................  46

7.   REPRESENTATIONS AND WARRANTIES................................................  47
          7.1   Corporate Authority................................................  47
          7.2   Due Authorization -- Borrowers.....................................  47
          7.3   Due Authorization -- Guarantors....................................  47
          7.4   Liens..............................................................  47
          7.5   Taxes..............................................................  48
          7.6   No Defaults........................................................  48
          7.7   Enforceability of Agreement and Loan Documents -- Borrowers........  48
          7.8   Enforceability of Loan Documents -- Guarantors.....................  48
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          7.9     Compliance with Laws ....................................  48
          7.10    Non-contravention -- Borrowers ..........................  49
          7.11    Non-contravention -- Guarantors .........................  49
          7.12    No Litigation ...........................................  49
          7.13    Consents, Approvals and Filings, Etc. ...................  49
          7.14    No Investment Company or Margin Stock ...................  50
          7.15    ERISA ...................................................  50
          7.16    Environmental and Safety Matters ........................  50
          7.17    Subsidiaries ............................................  51
          7.18    Accuracy of Information .................................  51
          7.19    Labor Relations .........................................  51
          7.20    Existing Debt ...........................................  52
          7.21    Solvency ................................................  52
          7.22    Capitalization ..........................................  52
          7.23    Year 2000 Requirement ...................................  52

8.   AFFIRMATIVE COVENANTS ................................................  53
          8.1     Financial Statements ....................................  53
          8.2     Certificates; Other Information .........................  53
          8.3     Conduct of Business and Maintenance of Existence.........  54
          8.4     Maintenance of Property; Insurance ......................  54
          8.5     Inspection of Property; Books and Records, Discussions...  55
          8.6     Notices .................................................  55
          8.7     Hazardous Material Laws .................................  56
          8.8     Maintain Consolidated Net Worth .........................  56
          8.9     Maintain Funded Debt to EBITDA ..........................  56
          8.10    Maintain Fixed Charge Coverage Ratio ....................  57
          8.11    Taxes ...................................................  57
          8.12    Governmental and Other Approvals ........................  57
          8.13    Compliance with ERISA ...................................  57
          8.14    ERISA Notices ...........................................  57
          8.15    Security ................................................  58
          8.16    Use of Proceeds .........................................  58
          8.17    Future Subsidiaries .....................................  58
          8.18    Bank Accounts ...........................................  58
          8.19    Further Assurances ......................................  58

9.   NEGATIVE COVENANTS ...................................................  58
          9.1     Limitation on Debt ......................................  59
          9.2     Limitation on Liens .....................................  60
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          9.3  Limitation on Guarantee Obligations............................61
          9.4  Acquisitions...................................................61
          9.5  Limitation on Mergers, or Sale of Assets.......................61
          9.6  Restricted Payments............................................62
          9.7  Limitation on Capital Expenditures.............................63
          9.8  Limitation on Investments, Loans and Advances..................63
          9.9  Transactions with Affiliates...................................64
          9.10 Sale and Leaseback.............................................64
          9.11 Limitation on Negative Pledge Clauses..........................64
          9.12 Prepayment of Debts............................................65
          9.13 Subordinated Debt..............................................65
          9.14 Modification of Certain Agreements.............................65
          9.15 Sale of Accounts...............................................65


10.   DEFAULTS................................................................65
          10.1 Events of Default..............................................65
          10.2 Exercise of Remedies...........................................67
          10.3 Rights Cumulative..............................................68
          10.4 Waiver by Borrowers of Certain Laws............................68
          10.5 Waiver of Defaults.............................................68
          10.6 Set Off........................................................68


11.   PAYMENTS, RECOVERIES AND COLLECTIONS....................................69
          11.1 Payment Procedure..............................................69
          11.2 Application of Proceeds of Collateral..........................70
          11.3 Pro-rata Recovery..............................................71


12.   CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS........................71
          12.1 Reimbursement of Prepayment Costs..............................71
          12.2 Agent's Eurocurrency Lending Office............................72
          12.3 Circumstances Affecting Eurocurrency-based Rate Availability...72
          12.4 Laws Affecting Eurocurrency-based Advance Availability.........72
          12.5 Increased Cost of Eurocurrency-based Advances..................72
          12.6 [Intentionally Left Blank].....................................73
          12.7 Other Increased Costs..........................................73
          12.8 Substitution of Banks..........................................74


13.   AGENT...................................................................75
          13.1 Appointment of Agent...........................................75
          13.2 Deposit Account with Agent.....................................75


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          13.3    Scope of Agent's Duties ..............................  75
          13.4    Successor Agent ......................................  76
          13.5    Agent in its Individual Capacity......................  76
          13.6    Credit Decisions......................................  76
          13.7    Co-Agents.............................................  77
          13.8    Authority of Agent to Enforce Notes and This Agreement  77
          13.9    Indemnification.......................................  77
          13.10   Knowledge of Default..................................  78
          13.11   Agent's Authorization; Action by Banks................  78
          13.12   Enforcement Actions by the Agent......................  78

14.  MISCELLANEOUS......................................................  78
          14.1    Accounting Principles.................................  78
          14.2    Consent to Jurisdiction...............................  79
          14.3    Law of Michigan.......................................  79
          14.4    Interest..............................................  79
          14.5    Closing Costs and Other Costs; Indemnification........  79
          14.6    Notices...............................................  80
          14.7    Further Action........................................  81
          14.8    Successors and Assigns; Participations; Assignments...  81
          14.9    Indulgence............................................  84
          14.10   Counterparts..........................................  84
          14.11   Amendment and Waiver..................................  84
          14.12   Confidentiality.......................................  85
          14.13   Withholding Taxes.....................................  85
          14.14   Taxes and Fees........................................  85
          14.15   WAIVER OF JURY TRIAL..................................  85
          14.16   Complete Agreement; Conflicts.........................  86
          14.17   Severability..........................................  86
          14.18   Table of Contents and Headings........................  86
          14.19   Construction of Certain Provisions....................  86
          14.20   Independence of Covenants.............................  86
          14.21   Reliance on and Survival of Various Provisions........  86
          14.22   Joint and Several Liability...........................  87

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                               TABLE OF CONTENTS
                                  (Continued)

SCHEDULES

     Schedule 1.1        Pricing Matrix
     Schedule 1.2        Percentages
     Schedule 1.3        Account Debtors
     Schedule 1.4        Liens
     Schedule 6.2 List of Jurisdictions in which Company and/or Subsidiaries do business
     Schedule 6.3 List of Jurisdictions in which to file financing statements
     Schedule 6.13       Lease Property
     Schedule 7.9        Compliance with Laws
     Schedule 7.12       Litigation
     Schedule 7.15       Employee Pension Benefit Plans
     Schedule 7.16       Environmental Matters
     Schedule 7.17       Subsidiaries
     Schedule 7.18       Contingent Obligations
     Schedule 7.20       Existing Debt
     Schedule 7.22       Capitalization
     Schedule 7.23(a)    Year 2000 Compliance Program
     Schedule 7.23(b)    Year 2000 Compliance Hardware and Software
     Schedule 9.1(b)     Existing Debt
     Schedule 9.1(c)     Debt Incurred to Finance Fixed or Capital Assets
     Schedule 9.8        Permitted Investments
     Schedule 9.9        Affiliate Transactions
     Schedule 14.6       Notices

EXHIBITS

     A    FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
     B    FORM OF REVOLVING CREDIT NOTE
     C    FORM OF NOTICE OF LETTERS OF CREDIT
     D    FORM OF TERM NOTE
     E    FORM OF COVENANT COMPLIANCE REPORT
     F    FORM OF ASSIGNMENT AGREEMENT
     G    FORM OF GUARANTY (including Exhibit "A" - Joinder Agreement)
     H    FORM OF SECURITY AGREEMENT
     I    FORM OF TERM LOAN RATE REQUEST
     J    FORM OF BORROWING BASE CERTIFICATE
     K    FORM OF PLEDGE AGREEMENT (HOLDINGS)
     L    FORM OF PLEDGE AGREEMENT (PARENT)
     M    FORM OF ASSIGNMENT AS COLLATERAL SECURITY

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

         This Revolving Credit and Term Loan Agreement ("Agreement") is made as of the 29th day of October, 1998, by and among the financial institutions from time to time signatory hereto (individually a "Bank," and any and all such financial institutions collectively the "Banks"), Comerica Bank, as agent for the Banks (in such capacity, "Agent"), Trim Systems Operating Corp, a Delaware corporation ("Holdings"), Tempress, Inc., a Washington corporation ("Tempress") and Trim Systems, LLC, a Delaware limited liability company ("Trim").

                                    RECITALS

         A. Trim and Comerica Bank entered into a Credit Agreement dated October 10, 1997, as amended as of November 4, 1997 (the "Prior Credit Agreement").

         B. Pursuant to Assignment Agreements dated as of the date hereof, Comerica Bank has assigned a portion of its interest in the credit facilities extended pursuant to the Prior Credit Agreement to the other Banks.


         C. Trim, Agent and the Banks desire to amend and restate the Prior Credit Agreement in its entirety.

         NOW, THEREFORE, BORROWERS, AGENT AND BANKS AGREE that the Prior Credit Agreement is amended and restated in its entirety as follows:

1. DEFINITIONS

         For the purposes of this Agreement the following terms will have the following meanings:

         "Account" shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

         "Account Debtor" shall mean the party who is obligated on or under any account.

         "Account Party(ies)" shall mean, with respect to any Letter of Credit, the account party or parties (which shall be the Borrowers, jointly and severally, or a Subsidiary of Holdings which is a Guarantor jointly and severally with the Borrowers) named in an application to the Issuing Bank for the issuance of such Letter of Credit.

         "Acquisition" shall mean the acquisition by pursuant to the terms and conditions of the Stock Purchase Agreement, of all of the issued and outstanding shares of stock of Tempress by Holdings.

         "Acquisition Documents" shall mean the Stock Purchase Agreement together with all other documents and instruments executed and delivered in connection with the Acquisition.

         "Advance(s)" shall mean, as the context may indicate, a borrowing requested by Borrowers, and made by the Banks under Section 2.1 hereof or requested by the Borrowers and made by the Banks under Section 4A.1 hereof, or requested by the Borrowers and made by the Banks under Section 4B.1 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 4A.3 or 4B.3 hereof, any advance in respect of a Letter of Credit under Section 3.6 hereof (including without limitation the unreimbursed amount of any draws under any Letters of Credit), and shall include, as applicable, a Eurocurrency-based Advance and a Prime-based Advance.

         "Affected Lender" shall have the meaning set forth in Section 12.8.

         "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Holdings' Affiliates.

         "Agent" shall mean Comerica Bank, in its capacity as agent for the Banks hereunder, or any successor agent appointed in accordance with Section
13.4 hereof

         "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one half of one percent (1/2%).

         "Applicable Commitment Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate the Commitment Fees due and payable hereunder, determined (based upon the Funded Debt to EBITDA Ratio) by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.1.

         "Applicable L/C Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate the Letter of Credit Fees due and payable hereunder, determined (based upon the Funded Debt to EBITDA Ratio) by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.1.

         "Applicable Interest Rate" shall mean the Eurocurrency-based Rate or the Prime-based Rate, as selected by Borrowers from time to time subject to the terms and conditions of this Agreement.

         "Asset Sale" shall mean the sale, transfer or other disposition by the Borrowers or any Subsidiary of any asset to any Person.

         "Assignment" shall mean the Assignment as Collateral Security dated October 29, 1998 by Holdings in favor of Agent in the form attached as Exhibit M.

         "Banks" shall mean Comerica Bank and such other financial institutions from time to time parties hereto as lenders and any assignee which becomes a Bank pursuant to Section 14.8 hereof

         "Borrowers" shall mean Holdings, Trim and Tempress and "Borrower" shall mean each of them.

         "Borrowing Base" shall mean, as of any date of determination, an amount equal to the sum of (x) eighty percent (80%) of Eligible Accounts, and (y) fifty percent (50%) of Eligible Inventory.

         "Borrowing Base Certificate" shall mean a borrowing base certificate, substantially in the form of Exhibit J, with appropriate insertions and executed by a Responsible Officer.

         "Borrowing Base Obligors" shall mean each Borrower and each Subsidiary of Holdings which becomes a Guarantor pursuant to and in accordance with the provisions of this Agreement.

         "Business Day" shall mean any day on which commercial banks are open for domestic and international business in Detroit, London and New York.

         "CapEx Limit" shall mean $5,000,000 for each fiscal year.

         "Capital Expenditures" shall mean, without duplication, any amounts accrued in respect of a period in respect of any purchase or other acquisition for value of property, plant, equipment or leasehold improvements; provided that, in no event shall Capital Expenditures include amounts expended in respect of repair and maintenance of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary conduct of business (to the extent such amounts would not be capitalized in preparing a balance sheet determined in accordance with GAAP).

         "Capitalized Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

         "Co-Agents" shall mean The First National Bank of Chicago and U.S. Bank National Association.

         "Collateral" shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise.

         "Collateral Documents" shall mean the Security Agreements, the Guaranty, the Mortgages, the Pledge Agreements and all of the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by Parent, Borrowers or any Subsidiary in favor of the Agent for the benefit of the Banks and delivered to the Agent, as security for the Indebtedness, in each case as of the Effective Date or, from time to time subsequent thereto, in each case, as such collateral documents may be amended or otherwise modified from time to time.

         "Comerica Bank" shall mean Comerica Bank, a Michigan banking corporation, its successors or assigns.

         "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Borrowers within the meaning of Section 4001 of ERISA or which is part of a group which includes the Borrowers and which is treated as a single employer under Section 414 of the Internal Revenue Code.

         "Consolidated" or "Consolidating" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined, subject to the provisions of Section 14.1, on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Holdings includes consolidation with its Subsidiaries in accordance with GAAP.

         "Consolidated Base Net Worth" shall initially mean $12,450,000. On the last day of each fiscal year of Holdings, Consolidated Base Net Worth shall be adjusted to an amount equal to the greater of (i) the Consolidated Base Net Worth from the prior year and (ii) an amount equal to ninety five percent (95%) of Consolidated Net Worth as of the applicable fiscal year end.

         "Consolidated Debt" shall mean as of any date of determination, Debt of Holdings and its consolidated Subsidiaries as of such date.

         "Consolidated EBITDA" shall mean for any period of determination, Consolidated Net Income for such period, plus the aggregate amounts deducted in determining Consolidated Net Income in respect of (a) income taxes for such period, (b) interest expense for such period, and (c) depreciation and amortization expense and other non-cash charges for such period, plus any minority interest in the earnings of Trim for such period and minus any minority interest in losses of Trim for such period, in each case determined on a Consolidated basis in accordance with GAAP.

         "Consolidated Net Worth" shall mean, as of any date of determination, the net worth of Company and its Consolidated Subsidiaries as determined in accordance with GAAP, plus the amount of ASC, Inc.'s minority interest in Trim as of such date.

         "Consolidated Net Income" shall mean, for any period of determination, the net income of Holdings and its consolidated Subsidiaries as determined in accordance with GAAP; provided, however, in determining Consolidated Net Income,
(a) any unrealized gains or losses from the marking to market of Interest Rate Protection Agreements shall be excluded, (b) any one-time write-off of deferred financing costs incurred in connection with the Prior Credit Agreement shall be excluded and (c)(i) the net income (or loss) of any Person, business, property or asset acquired during such period and not subsequently sold or disposed of by Parent or one of its Subsidiaries during such period (each such Person, business, property or asset acquired, an "Acquired Entity") in each case based on the actual net income (or loss) of such Acquired Entity for the entire period (including the portion thereof occurring prior to such acquisition) and (ii) an adjustment for factually supportable and identifiable pro forma cost savings for such period that are directly attributable to the acquisition of the Acquired Entity in an amount approved by the Agent (such approval not to unreasonably be withheld), it being understood that Borrowers shall deliver to the Agent a certificate of a Responsible Officer demonstrating in reasonable detail such factually supportable and identifiable costs savings.

         "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Covenant Compliance Report" shall mean the report to be furnished by Borrowers to the Agent pursuant to Section 8.2(a) hereof, in the form of attached Exhibit H and certified by a Responsible Officer, in which report Borrowers shall set forth, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 8.8 through 8.10 and Sections 9.1(c) and (i), 9.5(g) and
9.7 of this Agreement.

         "De Minimis Matters" shall mean environmental or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or businesses of Holdings and its Subsidiaries (taken as a whole) or on the ability of Holdings and its Subsidiaries (taken as a whole) to pay their debts, as such debts become due.

         "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, including without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit, obligations in respect of bankers acceptances, provided; however that for purposes of calculating the aggregate Debt of such Person and its Subsidiaries (if any), the direct and indirect and absolute and contingent obligations of such Person (whether direct or contingent) shall be determined without duplication and if any contingent obligations are not stated or determined, such amounts will be determined to equal the reasonably anticipated amount as determined by such Person in good faith.

         "Default" shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

         "Dollars" and the sign "$" shall mean lawful money of the United States of America.

         "Domestic Subsidiaries" shall mean those Subsidiaries of Holdings incorporated under the laws of the United States of America, or any state thereof

         "Effective Date" shall mean the date on which all the conditions precedent set forth in Sections 6.1 through 6.16 have been satisfied or waived by the Agent or the Banks, as applicable.

         "Eligible Account" shall mean an Account which has been included in a Borrowing Base Certificate to determine the Borrowing Base, and as to which Account the following is true and accurate as of the time it was utilized to determine the Borrowing Base and as of the time Borrowers have requested a Revolving Credit Advance based in part thereon:

         (a) it is not owing more than ninety (90) days (or, in the case of the Account Debtors identified on Schedule 1.3 annexed hereto, one hundred twenty days) after the date of the invoice evidencing such Account;

         (b) it is not owing by an Account Debtor who has failed to pay twenty five percent (25%) or more of the aggregate amount of its Accounts owing to the applicable Borrowing Base Obligor within ninety (90) days (or one hundred twenty days, as applicable) after the date of the respective invoices or other writings evidencing such Accounts;

         (c) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

         (d) it is evidenced by an invoice, dated not later than three (3) days after the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Agent and is not evidenced by any instrument or chattel paper;

         (e) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not, to the knowledge of any Borrowing Base Obligor, subject to any offset, counterclaim or other defense on the part of such Account Debtor with respect to the entire Account or to any claim on the part of such Account Debtor denying liability thereunder in whole; provided, however, an Account which qualifies as an Eligible Account but which is subject to any offset, counterclaim or defense on the part of the Account Debtor in part, but not in whole, or to any claim on the part of the Account Debtor denying liability thereunder in part, but not in whole, shall be an Eligible Account only to the extent not subject to such offset, counterclaim, defense or denial of liability and in such case only if the amount of such offset; counterclaim, defense or denial of liability can be determined to Agent's sole but reasonable satisfaction;

         (f) it is subject to a perfected security interest in favor of the Banks prior to all other Persons or entities and it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Agent for the benefit of the Banks and except for subordinate security interests therein to the extent permitted pursuant to the terms of this Agreement;

         (g) it is not owing by a subsidiary or Affiliate of any Borrowing Base Obligor, nor by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or is not organized under the laws of the United States of America, or any state thereof, unless such Account Debtor is identified on Schedule 1.3 annexed hereto, (ii) is not an Account owing by the United States or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Agent's security interest in such Account, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof; unless with respect to any of the above, the payment of the Account is secured by a letter of credit in form and substance and issued by a financial institution acceptable to Agent;

         (h) it is not an Account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and

         (i) it is not owing by any Account Debtor whose obligations Agent, acting in its sole, but reasonable, discretion (based on a good faith belief that the payment of the Account is materially impaired), shall have notified Borrowers are not deemed to constitute Eligible Accounts.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

         "Eligible Inventory" shall mean Inventory which has been included in a Borrowing Base Certificate to determine the Borrowing Base and as to which Inventory the following is true and accurate as of the time it was utilized to determine the Borrowing Base and as of the time the Borrowers have requested a Revolving Credit Advance based in part thereon:

                  (a) such item of Inventory is of merchantable quality aid is usable or salable by a Borrowing Base Obligor in the ordinary course of its business;

                  (b) the applicable Borrowing Base Obligor, has granted to the Banks a perfected security interest in such item of Inventory prior in right to all other persons or entities and such item of Inventory has not been sold, transferred or otherwise assigned by the applicable

         Borrowing Base Obligor, to any person other than the Banks or, to the extent permitted by this Agreement, to another Borrowing Base Obligor;

                  (c) such item of Inventory is located at premises leased by a Borrowing Base Obligor and for which Agent has received a lessor's acknowledgement and subordination in form satisfactory to Agent (unless receipt of such agreement has been waived by Agent);

                  (d) such item of Inventory is located within the continental United States of America at such location or locations as Borrowers shall have represented in the Loan Documents, relating to Inventory;

                  (e) the value of each item of Inventory utilized to determine the Borrowing Base was determined in accordance with GAAP utilizing "first in, first out";

                  (f) such Inventory is not held by a Borrowing Base Obligor on consignment and is not Inventory transferred by a Borrowing Base Obligor to a customer on a consignment basis unless (i) a valid consignment agreement is in effect with such customer, (ii) the Borrowing Base Obligor has taken such action as is required in order to maintain its interest in such Inventory free and clear of the interests of any creditor of the customer and (iii) the security interest of the Agent in such Inventory remains a perfected first priority security interest;

                  (g) such Inventory was not produced in violation of the Fair Labor Standards Act and is not subject to the so-called "hot goods" provisions contained in Title 29 U.S.C. 215(a)(i);

                  (h) such item of Inventory is not being held for return to the supplier thereof.

Any inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

         "Equity Interests" means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

         "Eurocurrency-based Advance" shall mean an Advance which bears interest at the Eurocurrency-based Rate.

         "Eurocurrency-based Rate" shall mean, with respect to any Eurocurrency-Interest Period, the per annum interest rate which is equal to the sum of the Margin plus the quotient of:

         (A) the per annum interest rate at which deposits in eurodollars are offered to Agent's Eurocurrency Lending Office by other prime banks in the eurodollar market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

         (B) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency-Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurodollar funding (currently referred to as "eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, all as conclusively determined (absent manifest error) by the Agent.

         "Eurocurrency-Interest Period" shall mean the Interest Period applicable to a Eurocurrency-based Advance.

         "Eurocurrency Lending Office" shall mean, (a) with respect to the Agent, Agent's office located at Grand Cayman, British West Indies or such other branch or branches of Agent, domestic or foreign, as it may hereafter designate as a Eurocurrency Lending Office by notice to Borrowers and the Banks, and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth in Agent's administrative questionnaire completed by such Bank (or identified thereon as a Eurocurrency Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurocurrency Lending Office by notice to Borrowers and Agent.

         "Event of Default" shall mean each of the Events of Default specified in Section 10.1 hereof

         "Excess Cash Flow" shall mean, as of the end of any fiscal year of Holdings, Consolidated Net Income for such fiscal year, plus to the extent deducted in determining Consolidated Net Income, depreciation, amortization and non-cash interest expense for such fiscal year, minus the sum of(i) reductions in the purchase accounting reserve from cash payments during such fiscal year,
(ii) Capital Expenditures made by Holdings and its consolidated Subsidiaries during such fiscal year and any Rollover Amount for such period to be carried forward to the next period less the Rollover Amount, if any, for the preceding period carried forward to the current period that was not spent during such current period, (iii) the amount of all payments of principal made on Consolidated Funded Debt during such fiscal year (excluding any payments on Revolving Credit Advances and payments by Holdings and its Consolidated Subsidiaries under any other revolving credit facility to the extent the Revolving Credit Aggregate Commitment or availability under such other facility, as the case may be, is not permanently reduced in connection therewith), (iv) any non-cash credits included in determining Consolidated Net Income for such period, (v) non-cash gains from sales of assets included in Consolidated Net Income for such period, (vi) non-cash charges added back in a previous period to the extent any such charge has become a cash item in the current period, (vii) any cash disbursement to Sellers required pursuant to the Stock Purchase Agreement for purchase price adjustments or tax obligations, (viii) any cash disbursements made during such period against non-current liabilities to the extent not deducted in determining Consolidated Net Income, and (ix) any cash restructuring expenditures incurred during such period to the extent not deducted in determining Consolidated Net Income for such period and to the extent not exceeding $3,000,000.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Fees" shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges payable by Borrowers to the Banks or Agent hereunder.

         "Financial Statements" shall mean all those balance sheets, earnings statements, statements of cash flow and other financial data (whether of Holdings, any Borrower or the Subsidiaries) which have been furnished to the Agent or the Banks for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby.

         "Fixed Charge Coverage Ratio" shall mean, as of any date of determination, a ratio, the numerator of which shall equal Consolidated EBITDA for the four preceding fiscal quarters ending on such date less a forty percent (40%) reserve for income tax on Consolidated Net Income for such period, and the denominator of which shall equal the scheduled payments of principal and cash interest (excluding prepayments) during such period on Holdings' and its Consolidated Subsidiaries' indebtedness for borrowed money (including all capital leases, and all indebtedness under the Term Notes as of such date) all as determined in accordance with GAAP.

         "Foreign Subsidiaries" shall mean all of Holdings' Subsidiaries other than the Domestic Subsidiaries.

         "Funded Debt" shall mean for any Person as of any date of determination the sum of, without duplication, (i) all indebtedness of such Person as of such date for borrowed money or for the deferred purchase price of property or services (other than deferred rent as determined in accordance with GAAP, trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses) or which is evidenced by a note, bond debenture or similar instrument, (ii) all obligations of such Person as of such date under capital leases, (iii) all obligations of such Person as of such date in respect of letters of credit, acceptances or similar obligations issued or created for the account of the such Person, (iv) all liabilities of a Person as of such date which are secured by a lien or property owned by such Person even though such Person may not have assumed or otherwise become liable for payment thereof and (v) all Guarantee Obligations of such Person as of such date.

         "Funded Debt to EBITDA Ratio" shall mean, as of any date of determination, a ratio, the numerator of which shall equal Funded Debt of Holdings and its Consolidated Subsidiaries as of such date and the denominator of which shall equal Consolidated EBITDA for the four preceding fiscal quarters ending on such date.

         "GAAP" shall, subject to the provisions of Section 14.1, mean generally accepted accounting principles in the United States of America, as in effect on the date hereof, consistently applied.

         "Governmental Obligations" means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

         "Guarantee Obligation" shall mean as to any Person (the "guaranteeing person") any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, counter indemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and contractual indemnity obligations arising in the ordinary course of a Person's business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Borrowers in good faith.

         "Guarantor(s)" shall mean Parent and each Person becoming a Domestic Subsidiary of a Borrower subsequent to the date hereof or otherwise entering into a Guaranty (by joinder agreement or otherwise) from time to time.

         "Guaranty" shall mean the Guaranty to be made by each of the Guarantors (whether by execution thereof, or by execution of the Joinder Agreement attached as "Exhibit A" to the form of such Guaranty) in favor of the Agent for the ratable benefit of the Banks, substantially in the form of Exhibit G, as amended or otherwise modified from time to time.

         "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

         "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, provincial, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any hazardous, toxic or dangerous waste, substance or material on or about any facilities owned, leased or operated by either Borrower or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any state and local laws and regulations pertaining to any hazardous, toxic or dangerous waste, substance or material and/or asbestos; any so-called "superfund" or "superlien" law; and any other federal, state, provincial, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

         "Hedging Transaction" means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction; equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Borrowers from time to time pursuant to an Interest Rate Protection Agreement; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

         "Hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

         "Holdings" is defined in the Preamble.

         "Holdings Pledge Agreement" shall mean the Pledge Agreement executed and delivered by Holdings in favor of Agent substantially in the form of Exhibit K, as amended or otherwise modified from time to time.

         "Indebtedness" shall mean all indebtedness and liabilities (including without limitation interest, fees and other charges) arising under this Agreement or any of the other Loan Documents; whether direct or indirect, absolute or contingent, of Borrowers or any Subsidiary to any of the

Banks or to the Agent, in any manner and at any time, (whether evidenced by the Notes; arising under any Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by Borrowers or any Subsidiary to, any of the Banks or the Agent, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, any payment obligations, if any, under Hedging Transactions evidenced by Interest Rate Protection Agreements, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under the Notes or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of Borrowers and the Subsidiaries (whether direct or contingent) shall be determined without duplication.

         "Intercompany Loan" shall mean any loan (or advance in the nature of a loan) by Holdings or any other Subsidiary to Holdings or any other Subsidiary, provided that each such loan or advance is subordinated in right of payment and priority to the Indebtedness on terms and conditions satisfactory to Agent and the Majority Banks.

         "Intercompany Loans, Advances or Investments" shall mean any Intercompany Loan, and any advance or investment by Holdings or any Subsidiary (including without limitation any guaranty of obligations or indebtedness to third parties and any investment consisting of the transfer of assets from Holdings or any Subsidiary to another Subsidiary) to or in another Subsidiary.

         "Intercompany Notes" shall mean the promissory notes issued or to be issued by Holdings or any Subsidiary to evidence an Intercompany Loan.

         "Interest Period" shall mean with respect to a Eurocurrency-based Advance, two (2) weeks, one (1), two (2), three (3), six (6) or twelve (12) months (or any lesser or greater number of days agreed to in advance by Borrowers, Agent and the Banks) as selected by Borrowers pursuant to Section 2.3, Section 4A.3 or Section 4B.3, provided, however, that any Eurocurrency-Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, and no Interest Period which would end after the Revolving Credit Maturity Date, the Term Loan-A Maturity Date, or Term Loan-B Maturity Date, as applicable, shall be permitted with respect to any Advance.

         "Interest Rate Protection Agreement" means any interest rate swap, cap, floor, collar, forward rate agreement foreign currency agreement or other rate protection transaction, or any combination of such transaction or agreements or any option with respect to any such transactions or agreements now existing or hereafter entered into between a Borrower and any Bank or an Affiliate of a Bank.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

         "Inventory" shall have the meaning ascribed to such term in the Uniform Commercial Code.

         "Investment" shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person.

         "Issuing Bank" shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder.

         "Issuing Office" shall mean Issuing Bank's office located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226-3289 or such other office as Issuing Bank shall designate as its Issuing Office.

         "Joinder Agreement (Guaranty)" shall mean a joinder agreement in the form attached as "Exhibit A" to the form of the Guaranty (Exhibit G to this Agreement), to be executed and delivered by any Person required to be a Guarantor pursuant to Section 8.19 of this Agreement.

         "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Bank of an Account Party or Account Parties requesting Issuing Bank to issue such Letter of Credit, as amended from time to time.

         "Letter of Credit Fees" shall mean the fees payable to Agent for the accounts of the Banks in connection with Letters of Credit pursuant to Section
3.4 hereof.

         "Letter of Credit Maximum Amount" shall mean as of any date of determination Three Million Dollars ($3,000,000).

         "Letter of Credit Obligations" shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested and for which issuance has been approved but for which issuance has not yet occurred as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by Borrowers as of such date.

         "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

         "Letter(s) of Credit" shall mean any standby or trade letters of credit issued by Issuing Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

         "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording, subordination or any claim or right, or any other type of lien, charge, encumbrance, preferential or priority arrangement or other claim or right, whether based on common law or statute.

         "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Guaranty(ies), the Collateral Documents, any Interest Rate Protection Agreement and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended from time to time.

         "Majority Banks" shall mean at any time Banks holding 66-2/3% of the aggregate principal amount of the Indebtedness then outstanding under the Notes or, if no Indebtedness is then outstanding, Banks holding 66-2/3% of the Percentages; provided, however, so long as there are only three Banks holding the same Percentages as set forth on Schedule 1.2 on the Effective Date, Majority Banks shall mean all of the Banks.

         "Margin" shall mean as of any date of determination, the applicable interest rate margin component of the Prime-based Rate or Eurocurrency-based Rate, determined in accordance with the provisions of Section 5.3 hereof (based on the Funded Debt to EBITDA Ratio) by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.1; provided, however that on the date of this Agreement "Margin" shall mean (i) with respect to Prime-based Revolving Credit Advances or that portion of the Term Loan-A which bears interest at the Prime-based Rate, three quarters of one percent (3/4%),
(ii) with respect to that portion of Term Loan-B which bears interest at the Prime-based Rate, one and one quarter percent (1 1/4%), (iii) with respect to Eurocurrency-based Revolving Credit Advances and that portion of Term Loan-A which bears interest at the Eurocurrency-based Rate, two and three quarters percent (2 3/4%), and (iv) with respect to that portion of the Term Loan-B which bears interest at the Eurocurrency-based Rate, three and one quarter percent (3 1/4%).

         "Material Adverse Effect" shall mean a material adverse effect on (a) the business or financial condition of the Holdings and its Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform their respective obligations under this Agreement, the Notes or any Collateral Documents to which any of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes or any of the Collateral Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

         "Mortgages" shall mean the Amended and Restated Open End Mortgage and the Deed of Trust, Assignment of Rents, Security Agreement and Fixtures Filing, executed and delivered by

Trim and Tempress, respectively, in favor of Agent, as amended or otherwise modified from time to time.

         "Multiemployer Plan" shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments received by either Borrower and/or any Subsidiary, as the case may be, from such Asset Sale, net of the reasonable expenses of sale such as commissions and pro rated property taxes and net of any taxes payable or paid by the Borrowers in respect of such sales, taking into account Borrowers' losses, if any, which are available under applicable law to reduce such gains.

         "Notes" shall mean the Revolving Credit Notes and the Term Notes.

         "Parent" shall mean Trim Systems, Inc., a Delaware corporation.

         "Parent Pledge Agreement" shall mean the Pledge Agreement executed and delivered by Parent in favor of Agent substantially in the form of Exhibit L, as amended or otherwise modified from time to time.

         "Pension Plan(s)" shall mean all employee pension benefit plans of any Borrower or any ERISA Affiliate, as defined in Section 3(2) of ERISA, to the extent such Person is subject to ERISA, as provided in Section 4 of ERISA, which is subject to Section 412 of the Code or Section 302 of ERISA.

         "Percentage" shall mean, with respect to any Bank, its percentage share, as set forth on Schedule 1.2 hereto, of the Revolving Credit Aggregate Commitment, Letters of Credit and the Term Loans, as the context indicates, as such Exhibit may be revised from time to time by Agent in accordance with provisions of Section 14.8.

         "Permitted Acquisition" shall mean the Acquisition, the R2 Acquisition and any acquisition by the Borrowers or any of their Subsidiaries of assets, businesses or business interests or shares of stock or other ownership interests of or in any Person conducted in accordance with the following requirements:

                  (a) not more than five (5) days after the signing of any letter of intent for such proposed acquisition, the Borrowers shall have provided a copy of such letter of intent to the Agent and promptly upon signing the definitive acquisition documents, Borrowers shall have provided copies thereof to the Agent;

                  (b) on the date of any such acquisition, all necessary or appropriate governmental, quasi-governmental, agency, regulatory or similar approvals of applicable jurisdictions (or the respective agencies, instrumentalities or political subdivisions, as applicable, of such jurisdictions) and all necessary or appropriate non-governmental and other third-party approvals which, in each case, are material to such acquisition have been obtained and are in effect, and the Borrowers and their Subsidiaries are in full compliance therewith, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made;

                  (c) the aggregate value of all of such acquisitions, including the value of any proposed new acquisition, conducted while this Agreement remains in effect as Permitted Acquisitions (but excluding any acquisition conducted with the specific written approval of the Majority Banks, and not as a Permitted Acquisition hereunder) computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by the Borrowers or their Subsidiaries with respect thereto, including all indebtedness which is assumed or to which such assets, businesses or business or ownership interests or shares, or any Person so acquired, is subject, shall not exceed Five Million Dollars ($5,000,000), determined as of the date of such acquisition and the aggregate value for each such acquisition (computed as aforesaid) shall not exceed Ten Million Dollars ($10,000,000);

                  (d) within thirty (30) days after any such acquisition has been completed the Borrowers shall deliver to the Agent executed copies of all material documents pertaining to such acquisition, and the Borrowers, their Subsidiaries and any of the corporate entities involved in such acquisition shall execute or cause to be executed, and provide or cause to be provided to Agent, for the Banks, such documents and instruments (including without limitation, the Joinder Agreement (Guaranty) and Security Agreement as required by Section 8.17 hereof, and opinions of counsel, amendments, acknowledgments, consents and evidence of approvals or filings) as reasonably requested by Agent, if any; and

                  (e) both immediately before and after such acquisition, no Default or Event of Default (whether or not related to such acquisition), has occurred and is continuing and on the date of consummation of such acquisition, Borrowers shall have provided to the Agent a certificate of a Responsible Officer as to such effect.

         "Permitted Liens" shall mean with respect to any Person:

                           (a) the liens and encumbrances granted under or
established by this Agreement or the other Loan Documents for the equal and ratable benefit of the Banks;

                           (b) liens for taxes not yet delinquent or which are
being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

                           (c) mechanics', materialmen's, banker's,
carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

                           (d) liens arising in connection with worker's
compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

                           (e)(i) liens incurred in the ordinary course of
business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP; and

                           (f) minor survey exceptions or minor encumbrances,
easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person, including, without limitation the matters disclosed in the surveys and title policies relating to the properties subject to the Mortgages accepted by Banks as of the date of this Agreement;

                           (g) any lien arising out of the filing of a
precautionary financing statement by a lessor of property pursuant to an operating lease;

                           (h) the Liens, if any, shown on Schedule 1.4 annexed
hereto; and

                           (i) any other Liens consented to in writing by the
Majority Banks.

         "Permitted Merger(s)" shall mean any merger of (i) any Subsidiary or any Person which is being acquired pursuant to a Permitted Acquisition into a Borrower or any Guarantor or (ii) the merger of any Subsidiary or any Person which is being acquired pursuant to a Permitted Acquisition into any other Subsidiary or any Person which is being acquired pursuant to a Permitted Acquisition, which, in each case satisfies and/or is conducted in accordance with the following requirements:

                           (a) not less than five (5) days after signing any
                  agreement and plan of merger, Company provides written notice thereof to Agent and promptly after signing any material documents pertaining to such proposed merger Borrowers shall have provided copies thereof to Agent;

                           (b) immediately following and as the direct result of
                  any such merger, the surviving or successor entity has succeeded by operation of applicable law (as confirmed, if requested by the Agent, by an opinion(s) of counsel in form and substance satisfactory to the Majority Banks) to all of the obligations of the non-surviving entity under this Agreement and the other Loan Documents, and to all of the property rights of such non-surviving entity subject to the applicable Loan Documents;

                           (c) concurrently with such proposed merger, the
                  surviving entity involved in such merger shall execute or cause to be executed, and provide or cause to be provided to Agent, for the Banks, such documents and instruments (including without limitation opinions of counsel, amendments, acknowledgments and consents), if any, as reasonably requested by the Agent; and

                           (d) both immediately before and immediately after
                  such merger, no Default or Event of Default (whether or not related to such merger), has occurred and is continuing.

         "Person" shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

         "Pledge Agreements" shall mean the Parent Pledge Agreement and the Holdings Pledge Agreement.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime-based Rate" shall mean, for any day, that rate of interest which is equal to the sum of the Margin plus the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

         "Prime Rate" shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

         "Purchasing Lender" shall have the meaning set forth in Section 12.8.

         "R2 Acquisition" shall mean the acquisition of all or substantially all of the stock or assets of R-Squared, Inc. by Holdings or its Subsidiaries for a purchase price not to exceed $100,000.

         "Reimbursement Obligation(s)" shall mean the obligation of an Account Party or Account Parties under each Letter of Credit Agreement to reimburse the Issuing Bank for each payment made by the Issuing Bank under the Letter of Credit issued pursuant to such Letter of Credit Agreement, together with all other sums, fees, charges and amounts which may be owing to the Issuing Bank under such Letter of Credit Agreement.

         "Request for Revolving Credit Advance" shall mean a Request for Revolving Credit Advance issued by Borrowers under Section 2.3 of this Agreement in the form annexed hereto as Exhibit A, as amended or otherwise modified.

         "Requirement of Law" shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer" shall mean the chief executive officer, the president, any vice president or secretary of Borrowers, or any other officer having substantially the same authority and responsibility; or with respect to compliance with financial covenants, the chief financial officer or the treasurer of Holdings, or any other officer having substantially the same authority and responsibility.

         "Revolving Credit" shall mean the revolving credit loan to be advanced to Borrowers by the Banks pursuant to Article 2 hereof; in an aggregated amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

         "Revolving Credit Advance" shall mean a borrowing requested by Borrowers and made by the Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6 hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

         "Revolving Credit Aggregate Commitment" shall mean Twenty Million Dollars ($20,000,000), subject to reduction or termination under Section 2.8 or
10.2 hereof.

         "Revolving Credit Commitment Fee" shall mean the fees payable to Agent for distribution to the Banks pursuant to Section 2.6 hereof.

         "Revolving Credit Maturity Date" shall mean the earlier to occur of (i) November 1, 2004, as such date may be extended from time to time pursuant to
Section 2.9 hereof, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section 2.8 or Section 10.2 hereof.

         "Revolving Credit Notes" shall mean the revolving credit notes described in Section 2.1 hereof, made by Borrowers to each of the Banks in the form annexed to this agreement as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

         "Rollover Amount" shall mean the aggregate amount of unutilized Capital Expenditures carried forward from one fiscal year to the next fiscal year to the extent permitted pursuant to the provisions of Section 9.7; provided, however, in no event shall any Rollover Amount include any unutilized Capital Expenditures from fiscal year 1998.

         "Security Agreements" shall mean the Security Agreements executed and delivered by Borrowers and each Domestic Subsidiary in favor of the Agent substantially in the form of Exhibit H, as amended or otherwise modified from time to time.

         "Seller" shall mean collectively, Ray Aspiri, Thomas C.L. Rogers, Steven P. Cedergreen, Kim R. Hunter, Christopher L. Hain, Mark L. Vermilion, Fletcher E. Newland II and John R. Post.

         "Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of October 7, 1998 between Holdings and Seller.

         "Subordinated Debt" shall mean Debt of a Borrower which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Majority Banks.

         "Subordinated Debt Documents" shall mean any documents evidencing Subordinated Debt, in each case, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

         "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Subsidiaries of Holdings. In addition the term Subsidiary(ies) shall include Trim as a Subsidiary of Holdings.

         "Tempress" is defined in the Preamble.

         "Tempress Non-Core Businesses" shall mean those lines of business (and related assets) conducted by Tempress not related to the manufacturing or sale of parts, systems and components for use in the heavy truck or off-road equipment industry.

         "Term Loan-A" shall mean the term loan to be made to Borrowers by the Banks pursuant to Section 4A.1 hereof, in the aggregate amount of Thirty Million Dollars ($30,000,000).

         "Term Loan-A Maturity Date" shall mean November 1, 2004.

         "Term Loan-B" shall mean the term loan to be made to Borrowers by the Banks pursuant to Section 4B.1 hereof, in the aggregate amount of Twenty Million Dollars ($20,000,000).

         "Term Loan-B Maturity Date" shall mean November 1, 2005.

         "Term Loan Rate Request" shall mean a Term Loan Rate Request issued by Borrowers under this Agreement in the form attached to this Agreement as
Exhibit I.

         "Term Loans" shall mean Term Loan-A and Term Loan-B.

         "Term Notes" shall mean the term notes described in Section 4A.2(a) and
Section 4B.2(a) made by Borrowers to each of the Banks in the form attached as Exhibit D to this Agreement, as such notes may be amended or supplemented from time to time, and any notes issued in substitution, renewal or replacement thereof from time to time.

         "Trim" is defined in the Preamble.

         "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code of any applicable state, and, unless specified otherwise the Uniform Commercial Code as in effect in the State of Michigan.

2. REVOLVING CREDIT

         2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement (including Section 2.3 hereof), each Bank severally and for itself alone agrees to make Advances of the Revolving Credit to Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding each such Bank's Percentage of the Revolving Credit Aggregate Commitment. All of such Advances hereunder shall be evidenced by the Revolving Credit Notes, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

         2.2 Accrual of Interest and Maturity. The Revolving Credit Notes, and all principal and interest outstanding thereunder, shall mature and become due and payable in full on the Revolving Credit Maturity Date, and each Advance evidenced by the Revolving Credit Notes from time to time outstanding hereunder shall, from and after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Revolving Credit Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records may be kept electronically and which will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve Borrowers of their respective obligations to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the Loan Documents.

          2.3 Requests for Advances and Requests for Refundings and Conversions of Revolving Credit Advances. Borrowers may request a Revolving Credit Advance, refund any Revolving Credit Advance in the same type of Revolving Credit Advance or convert any Revolving Credit Advance to any other type of Revolving Credit Advance only after delivery to Agent of a Request for Revolving Credit Advance executed by a person authorized by Borrowers to make such requests on behalf of Borrowers or by telephone request as described in subclause (e) below, subject to the following and to the remaining provisions hereof:

                  (a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance including without limitation:

               (i) the proposed date of Revolving Credit Advance, which must be a Business Day;

               (ii) whether the Revolving Credit Advance is a refunding or conversion of an outstanding Revolving Credit Advance; and

               (iii) whether such Revolving Credit Advance is to be a
                     Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the Interest Period applicable thereto;

                  (b) each such Request for Revolving Credit Advance shall be delivered to Agent by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Revolving Credit Advance, except in the case of a Prime-based Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 noon (Detroit time) on such proposed date and except for the initial Revolving Credit Advance if at least three Business Days prior to the Effective Date Borrowers have requested a Eurocurrency-based Advance as provided below;

                  (c) the principal amount of such requested Revolving Credit Advance, plus the principal amount of all other Advances then outstanding hereunder, plus the Letter of Credit Obligations, less the principal amount of any outstanding Revolving Credit Advance to be refunded by the requested Revolving Credit Advance shall not exceed the lesser of the then applicable (i) Revolving Credit Aggregate Commitment and (ii) Borrowing Base;

                  (d) the principal amount of such Revolving Credit Advance, plus the amount of any other outstanding Indebtedness under this Agreement to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least Three Hundred Thousand Dollars ($300,000) and (ii) in the case of a Eurocurrency-based Advance at least Seven Hundred Fifty Thousand Dollars ($750,000) and at any one time there shall not be in effect more than five (5) Interest Periods with respect to the Revolving Credit;

                  (e) each Request for Revolving Credit Advance shall constitute and include a certification by Borrowers as of the date thereof that:

               (i) to the best knowledge of Borrowers all conditions to Advances of the Revolving Credit have been satisfied or waived;

               (ii) there is no Default or Event of Default in existence, and none will exist upon the making of the Advance; and

               (iii) the representations and warranties contained in this
                     Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of and immediately after the making of the Advance, except to the extent a representation or warranty is made as of a specific date.

         Agent, acting on behalf of the Banks, may, at its option, lend under this Section 2 upon the telephone request of an authorized officer of a Borrower and, in the event Agent, acting on behalf of the Banks, makes any such Advance upon a telephone request, the requesting officer shall, if so requested by Agent, fax to Agent, within one (1) Business Day of such telephone request, a Request for Advance. Borrowers hereby authorize Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Borrowers to make Requests for Advance on behalf of the Borrowers. Notwithstanding the foregoing, the Borrowers acknowledge that Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone request, unless the Agent disburses Advances on the instructions of a person not purporting to be a person in the aforementioned list or the Agent otherwise acts with bad faith or gross negligence or acts in a manner which constitutes willful misconduct. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Advance form as of the date of such requested Advance.

         2.4 Disbursement of Revolving Credit Advances.

                  (a) Upon receiving any Request for a Revolving Credit Advance from Borrowers under Section 2.3 hereof, Agent shall promptly notify each Bank by wire, telecopy, telex or by telephone (confirmed by wire, telecopy or telex) of the amount of such Revolving Credit Advance to be made and the date such Advance is to be made by said Bank pursuant to its Percentage of the Revolving Credit Advance. Unless such Bank's commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each Bank shall send the amount of its Percentage of the

         Advance in same day funds in Dollars to Agent at the office of Agent located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226-3289 not later than 3:00 p.m. (Detroit time) on the date of such Advance.

                  (b) Subject to submission of a Request for Revolving Credit Advance delivered in accordance with Section 2.3 hereof by Borrowers without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Agent shall make available to Borrowers the aggregate of the amounts so received by it from the Banks under this Section 2.4, in like funds, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance by credit to an account of Borrowers maintained with Agent or to such other account or third party as Borrowers may reasonably direct.

                  (c) Unless Agent shall have been notified by any Bank prior to the date of any proposed Revolving Credit Advance that such Bank does not intend to make available to Agent such Bank's Percentage of the Revolving Credit Advance, Agent may assume that such Bank has made such amount available to Agent on such date, as aforesaid and may, in its sole discretion and without obligation to do so, in reliance upon such assumption, make available to Borrowers a corresponding amount. If such amount is not in fact made available to Agent by such Bank in accordance with Section 2.4(a), as aforesaid, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Borrowers, and Borrowers shall pay such amount to Agent. Agent shall also be entitled to recover from such Bank or from Borrowers, as the case may be but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrowers to the date such amount is recovered by Agent, at a rate per annum equal to:

               (i) in the case of such Bank, the Federal Funds Effective Rate for the first two (2) Business Days such amount remains unpaid and at the rate of interest applicable to the Revolving Credit Advances thereafter; or

               (ii) in the case of Borrowers, the rate of interest then applicable to the Revolving Credit Advance.

         The obligation of any Bank to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Bank to make any Revolving Credit Advance hereunder, and no Bank shall have any liability to Borrowers, the Agent, any other Bank, or any other party for another Bank's failure to make any loan or Revolving Credit Advance hereunder.

         2.5 Prime-based Advance in Absence of Election or Upon Default. If, as to any outstanding Eurocurrency-based Advance, Agent has not received payment on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Revolving Credit Advance meeting the requirements of Section
2.3 hereof with respect to the refunding or conversion of such Advance, or, subject to Section 5.6 hereof, if on such day a Default or Event of Default shall exist, the principal amount thereof which is not then prepaid shall be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify Borrowers of said action.

         2.6 Revolving Credit Commitment Fee. From the Effective Date to the Revolving Credit Maturity Date, the Borrowers shall pay to the Agent for distribution to the Banks pro-rata in accordance with their respective percentages, a Revolving Credit Commitment Fee quarterly in arrears commencing January 1, 1999 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter. The Revolving Credit Commitment Fee shall be equal to the sum of the Applicable Commitment Fee Percentage times the daily amount by which the Revolving Credit Aggregate Commitment then in effect less the aggregate daily undrawn amount of any Letters of Credit exceeds the principal amount of Advances outstanding from time to time under the Revolving Credit computed on a daily basis. The Revolving Credit Commitment Fee shall be computed on the basis of a year of three hundred sixty
(360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Commitment Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Bank of its share of the Revolving Credit Commitment Fee based upon its respective Percentage. It is expressly understood that the Revolving Credit Commitment Fees described in this Section are not refundable under any circumstances.

         2.7 Reduction of Indebtedness; Revolving Credit Aggregate Commitment. If at any time and for any reason the aggregate principal amount of Revolving Credit Advances hereunder to Borrowers, plus the Letter of Credit Obligations which shall be outstanding at such time, shall exceed the lesser of the then applicable (i) Revolving Credit Aggregate Commitment and (ii) Borrowing Base, the Borrowers shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess and, to the extent such Indebtedness consists of Letter of Credit Obligations, provide cash collateral on the basis set forth in Section 10.2 hereof. Borrowers acknowledge that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 12.1 hereof; provided, however, that Borrowers may, in their discretion, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any.

         2.8 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Borrowers may, upon at least five (5) Business Days' prior written notice to Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to at least One Million Dollars ($1,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Commitment Fee, if any, accrued to the date of such reduction; (iii) the Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the sum of the aggregate unpaid principal amount of Revolving Credit Advances, plus the Letter of Credit Obligations, exceeds the then applicable Revolving Credit

Aggregate Commitment, taking into account the aforesaid reductions thereof, together with accrued but unpaid interest on the principal amount of such prepaid Advances to the date of prepayment; and (iv) no reduction shall reduce the amount of the Revolving Credit Aggregate Commitment to an amount which is less than the Letter of Credit Obligations at such time. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of the Revolving Credit Notes shall be distributed by Agent to each Bank in accordance with such Bank's Percentage thereof, and will not be available for reinstatement by or readvance to Borrowers. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Bank's portion thereof proportionately (based upon the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit.

         2.9 Extension of Revolving Credit Maturity Date. (a) Provided that no Default or Event of Default has occurred and is continuing, Borrowers may, by written notice to Agent (with sufficient copies for each Bank) (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent) prior to October 1, but not before August 1, of each fiscal year (beginning with the fiscal year ending December 31, 1999), request that the Banks extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect (each such request, a "Request"). Each Bank shall, not later than November 1 of such fiscal year, give written notice to the Agent stating whether such Bank is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Banks, then, effective upon the date of Agent's receipt of all such written approvals from the Banks, as aforesaid, the Revolving Credit Maturity Date shall be so extended for an additional one year period, the term Revolving Credit Maturity Date shall mean such extended date and Agent shall promptly notify the Borrowers that such extension has occurred.

                  (b) If (i) any Bank gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or (ii) any Bank fails to provide written approval to Agent of such a Request on or before the November 1 of such fiscal year, then (w) the Banks shall be deemed to have declined to extend the Revolving Credit Maturity Date, (x) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Borrowers to request extensions thereof under this Section 2.9), and
(y) the commitments of the Banks to make Advances of the Revolving Credit hereunder shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify Borrowers thereof.

         2.10 Administrative Fee. On the Effective Date and on each anniversary of the Effective Date, Borrowers shall pay to Agent for its own account an annual non-refundable agency fee in the amount of Ten Thousand Dollars ($10,000) plus an amount equal to Five Thousand Dollars ($5,000) multiplied by the number of Banks (other than the Bank acting as Agent) who are signatories hereto on the applicable payment date.

3. LETTERS OF CREDIT

         3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Bank shall through its Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party accompanied by a duly executed Letter of Credit Agreement, and such other documentation related to the requested Letter of Credit as the Issuing Bank may reasonably require, issue Letters of Credit for the account of such Account Party, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed an amount equal to the lesser of (i) the Letter of Credit Maximum Amount and (ii) the then applicable Revolving Credit Aggregate Commitment minus the aggregate principal amount of Revolving Credit Advances at such time outstanding. Each Letter of Credit shall be in a minimum face amount of Ten Thousand Dollars ($10,000) (or such lesser amount as the Issuing Bank, in its reasonable discretion, may permit) and shall have an expiration date not later than the earlier of (i) one (1) year from the date of issuance thereof, and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date. The submission of all applications and the issuance of each Letter of Credit hereunder shall be subject in all respects to applicable provisions of U.S. law and regulations, including without limitation, the Trading With the Enemy Act, Export Administration Act, International Emergency Economic Powers Act, and the Regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

         3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party unless, as of the date of issuance of such Letter of Credit:

                  (a) the face amount of the Letter of Credit requested, plus the Letter of Credit Obligations, plus the aggregate amount of Revolving Credit Advances does not exceed an amount equal to the lesser of the then applicable (i) Revolving Credit Aggregate Commitment and
         (ii) Borrowing Base;

                  (b) both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

                  (c) the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date, except to the extent a representation or warranty is made as of a specific date;

                  (d) the Account Party requesting the Letter of Credit shall have delivered to Issuing Bank at its Issuing Office (with a copy sent by Account Party to the Agent), not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Bank, in its reasonable discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Issuing Bank and its Issuing Office;

                  (e) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the requested Letter of Credit, or any Bank from taking an assignment of its Percentage thereof pursuant to Section
         3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Bank refrain from issuing, or any Bank refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally;

                  (f) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Bank to issue or for any Bank to take an assignment of its Percentage of the requested Letter of Credit, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Banks, the applicable Account Party and the beneficiary of the requested Letter of Credit are located (each a "Banking Authority"), and no establishment of any new material restrictions by any Banking Authority on transactions involving letters of credit or on banks materially affecting the issuance of letters of credit by banks; and

                  (g) Issuing Bank shall have received the issuance fee required in connection with the issuance of such Letter of Credit pursuant to
         Section 3.5 hereof.

Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by the Borrowers and the Account Party of the matters set forth in this Section 3.2 (a) through (f). The Issuing Bank shall be entitled to rely on such certification without any duty of inquiry.

         3.3 Notice. The Issuing Bank will deliver to the Agent, concurrently or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit C, to each Bank of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Bank's Percentage thereof.

         3.4 Letter of Credit Fees. Borrowers shall pay to the Agent for distribution to the Issuing Bank and the Banks in accordance with the Percentages, Letter of Credit Fees as follows:

                  (a) A per annum Letter of Credit Fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto in the amount of the Applicable L/C Fee Percentage, exclusive of the facing fee to be paid to Issuing Bank under Section 3.5 hereof.

                  (b) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued by or participated in, or assets held by, or deposits in or for the account of, Issuing Bank or any Bank or (ii) impose on Issuing Bank or any of the Banks any other condition regarding this Agreement or the Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase in an amount deemed material by Issuing Bank or such Bank the cost or expense to Issuing Bank or the Banks of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Bank's or such Bank's reasonable allocation of the aggregate of such cost increases and expense resulting from such events), then, upon demand by the Issuing Bank or such Bank, as the case may be, the Borrowers shall, within thirty days following demand for payment, pay to Issuing Bank or such Bank, as the case may be, from time to time as specified by the Issuing Bank or such Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Bank for such increased cost and expense, together with interest on each such amount from thirty days after the date demanded until payment in full thereof at the Prime-based Rate. A certificate as to such increased cost or expense incurred by the Issuing Bank or such Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, shall be promptly submitted to the Borrowers and shall be conclusive evidence, absent manifest error, as to the amount thereof.

                  (c) All payments by the Borrowers to the Agent for distribution to the Issuing Bank or the Banks under this Section 3.4 shall be made in Dollars and in immediately available funds at the principal office of the Agent or such other office of the Agent as may be designated from time to time by written notice to the Borrowers by the Agent. The fees described in clause (a) above shall be nonrefundable under all circumstances and shall be payable quarterly in advance (or such lesser period, if applicable, for Letters of Credit issued with stated expiration dates of less than one year) upon the issuance of each such Letter of Credit, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof

         3.5 Facing Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees (excluding a letter of credit facing fee of the greater of (i) one tenth percentage point (1/10%) per annum on the undrawn amount of each Letter of Credit and (ii) $250.00 to be paid by Agent to Issuing Bank for its own account), the Borrowers and the applicable Account Party shall pay, for the sole account of the Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by Issuing Bank or its Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of Issuing Office in effect from time to time.

         3.6 Draws and Demands for Payment Under Letters of Credit.

                  (a) The Borrowers and each applicable Account Party agree to pay to the Agent for the account of the Issuing Bank, on the day on which the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Issuing Bank relative thereto. Unless the Borrowers or the applicable Account Party shall have made such payment to the Agent for the account of the Issuing Bank on such day, upon each such payment by the Issuing Bank, the Agent shall be deemed to have disbursed to the Borrowers, and the Borrowers shall be deemed to have elected to substitute for their Reimbursement Obligation, a Prime-based Advance from the Banks in an amount equal to the amount so paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof and, to the extent of the Prime-based Advance so disbursed, the Reimbursement Obligation of the Borrowers or the applicable Account Party to the Agent under this Section 3.6 shall be deemed satisfied.

                  (b) If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to the Borrowers and the applicable Account Party on the date such draft or demand is honored, and to each Bank on such date unless the Borrowers or applicable Account Party shall have satisfied its Reimbursement Obligation under Section 3.6(a) by payment to the Agent on such date. The Issuing Bank shall further use reasonable efforts to provide notice to the Borrowers or applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrowers or applicable Account Party under Section 3.6(a) hereof.

                  (c) Upon issuance by the Issuing Bank of each Letter of Credit hereunder, each Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit and related Letter of Credit Payment based on its respective Percentage. Each Bank, on the date a draft or demand under any Letter of Credit is honored, shall make its Percentage share of the amount paid by the Issuing Bank, and not reimbursed by the Borrowers or applicable Account Party by payment to the Agent on such day, available in immediately available funds at the principal office of the Agent for the account of the Issuing Bank. If and to the extent such Bank shall not have made such pro rata portion available to the Agent, such Bank, the Borrowers and the applicable Account Party severally agree to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Bank until such amount is so made available to the Agent for the account of the Issuing Bank at a per annum rate equal to the interest rate applicable during such period to the related Advance disbursed under Section 3.6(a) in respect of the Reimbursement Obligation of the Borrowers and the applicable Account Party. If such Bank shall pay such amount to the Agent for the account of the Issuing Bank together with such interest, such amount so paid shall constitute a Prime-based Advance by such Bank disbursed in respect of the Reimbursement Obligation of the Borrowers or applicable Account Party under Section 3.6(a) for purposes of this Agreement, effective as of the date such amount was paid by the Issuing Bank. The failure of any Bank to make its pro rata portion of any such amount paid by the Issuing Bank available to the Agent for the account of the Issuing Bank shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent for the account Issuing Bank.

                  (d) Nothing in this Agreement shall be construed to require or authorize any Bank other than the Issuing Bank to issue any Letter of Credit, it being recognized that the Issuing Bank shall be the sole issuer of Letters of Credit under this Agreement.

         3.7 Obligations Irrevocable. The obligations of Borrowers and any Account Party to make payments to Agent for the account of the Issuing Bank or of the Banks with respect to Reimbursement Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

                  (a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

                  (b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

                  (c) The existence of any claim, setoff, defense or other right which either Borrower or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank or any other Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                  (d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                  (e) Absent gross negligence or willful misconduct on the part of the Issuing Bank or Banks, any failure, omission, delay or lack on the part of the Agent, the Issuing Bank or any other Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, the Issuing Bank, any other Bank or any such party under this Agreement, any of the Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, the Issuing Bank, any other Bank or any such party; or

                  (f) Absent gross negligence or willful misconduct on the part of the Issuing Bank or Banks, any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of either Borrower or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which either Borrower or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrowers or any Account Party against the Agent, the Issuing Bank or any other Bank. Nothing contained in this Section 3.7 shall be deemed to prevent the Borrowers or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of the Borrowers and the Account Parties hereunder from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent or any Bank.

         3.8 Risk Under Letters of Credit. (a) In the handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, and notwithstanding the granting of risk participation hereunder, the Issuing Bank shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit

                  (b) Subject to other terms and conditions of this Agreement, Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Bank's regularly established practices and procedures and, Issuing Bank will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Bank with due care and Issuing Bank may rely upon any notice, communication, certificate or other statement from any Borrower, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Bank believes to be authentic. Issuing Bank, will, upon request, furnish the Banks with copies of Letter of Credit Agreements, Letters of Credit and documents related thereto.

                  (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Bank makes no representation and shall, subject to Section 3.7 hereof, have no responsibility with respect to (i) the obligations of Borrowers or any Account Party or, the validity, sufficiency or enforceability of any document or instrument given in connection therewith, (ii) the financial condition of, any representations made by, or any act or omission of Borrowers, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Bank in its capacity as issuer of Letters of Credit, in the absence of its gross negligence or willful misconduct. Each of the Banks expressly acknowledge that they have made and will continue to make their own evaluations of Borrowers' creditworthiness without reliance on any representation of Issuing Bank or Issuing Bank's officers, agents and employees.

                  (d) If at any time Agent or the Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or the Issuing Bank, as the case may be, shall receive same for the pro rata benefit of the Banks in accordance with their respective Percentage interests therein and shall promptly deliver to each Bank its share thereof, less such Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank's Percentage share of such payment, such Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

         3.9 Indemnification. (a) Each Borrower and each Account Party hereby indemnifies and agrees to hold harmless the Banks, the Issuing Bank and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks, the Issuing Bank or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and none of the Issuing Bank, any Bank or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the bad faith, gross negligence or willful misconduct of the Issuing Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that with respect to this Section 3.9(a), Borrowers and Account Parties shall not be required to indemnify the Issuing Bank, the other Banks and the Agent and such other persons to the extent that damages resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification. The Issuing Bank shall be liable to Borrowers and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Borrowers and the Account Parties which were caused by the Issuing Bank's (i) wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, (ii) bad faith, (iii) gross negligence or (iv) willful misconduct.

         (b) It is understood that in making any payment under a Letter of Credit the Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

         3.10 Right of Reimbursement. Each Bank agrees to reimburse the Issuing Bank on demand (by payment to the Agent for the account of the Issuing Bank), pro rata in accordance with their Percentages, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Bank to be reimbursed by Borrowers or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Borrowers or Account Party and
(ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Bank (in its capacity as issuer of any Letter of Credit) in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Bank as a result of Issuing Bank's
(i) bad faith, (ii) gross negligence, (iii) willful misconduct or (iv) wrongful dishonor of any Letter of Credit.

4A. TERM LOANS-A

         4A.1 Term Loan. Subject to the terms and conditions hereof, each Bank, severally and for itself alone, agrees to lend to the Borrowers in a single disbursement on the Effective Date an amount equal to such Bank's Percentage of the Term Loan-A.

         4A.2 Term Loan Notes.

         (a) Each Bank's portion of the Term Loan-A shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit D hereof, with appropriate insertions as to payee, date and principal amount, payable to the order of such Bank, and in a principal amount equal to such Bank's Percentage of the Term Loan-A made by such Bank.

         (b) Each Advance of the Term Loan-A evidenced by the Term Notes from time to time outstanding hereunder shall, from and after the Effective Date until the Term Loan-A Maturity Date, bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records may be kept electronically and which will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve the Borrowers of their respective obligations to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

         (c) Subject to the terms hereof until the Term Loan-A Maturity Date, when all unpaid principal plus accrued interest thereon shall be paid in full, the outstanding principal under the Term Loan shall be repaid, in quarterly principal installments, commencing on January 1, 1999 each in the amount set forth below:

                    Installment No.                       Amount
                    ---------------                     ----------
                         1-4                            $  750,000
                         5-8                            $1,000,000
                         9-12                           $1,250,000
                        13-16                           $1,250,000
                        17-20                           $1,500,000
                        21-24                           $1,750,000

         4A3. Term Loan Rate Requests: Refundings and Conversions of Advances of Term Loans. The Term Loan-A advanced by the Banks pursuant to Section 4A.1 hereof shall be initially carried at the Prime-based Rate unless at least three Business Days prior to the Effective Date Borrowers have requested a Eurocurrency-based Advance as provided below. Thereafter, the Borrowers may convert all or any portion of any Advance of the Term Loan-A as a Eurocurrency-based Advance or a Prime-based Advance, as the case may be, and may refund all or any portion of any Advance of the Term Loan-A as an Advance with a like Interest Period or convert any Advance of a Term Loan-A to an Advance with a different Interest Period, but only after delivery to Agent of a Term Loan Rate Request executed by an authorized officer of the Borrowers and subject to the terms hereof and to the following:

         (a) each such Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form attached hereto as Exhibit I with respect to such Term Loan, including without limitation:

                           (i) whether the Advance is a refunding or conversion of an outstanding Advance;

                           (ii) the proposed date of such refunding or conversion, which must be a Business Day; and

                           (iii) Whether such Advance (or any portion thereof) is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the Interest Period(s) applicable thereto.

         (b) each such Term Loan Rate Request shall be delivered to Agent by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Term Loan Rate Request must be delivered by 10 a.m. on the proposed date of Advance;

         (c) the principal amount of such Advance of a Term Loan, plus the amount of any other Advance of such Term Loan to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least Five Hundred Thousand Dollars ($500,000), or the remaining principal balance outstanding under such Term Loan, whichever is less, and (ii) in the case of a Eurocurrency based Advance at least Seven Hundred Fifty Thousand Dollars ($750,000) or the remaining principal balance outstanding under such Term Loan, whichever is less, or in each case a larger integral multiple of Fifty Thousand Dollars ($50,000);

         (d) no Advance shall have an Interest Period ending after the applicable Term Loan Maturity Date, and, notwithstanding any provision hereof to the contrary, the Borrowers shall select Interest Periods (or the Prime-based Rate) for sufficient portions of the Term Loan such that the Borrowers may make its required principal payments hereunder on a timely basis and otherwise in accordance with Section 4A.2 or Section 5.8;

         (e) upon completion of the Advance there shall be no more than four (4) Interest Periods in effect for Advances of the Term Loan-A;

         (f) a Term Loan Rate Request, once delivered to Agent, shall not be revocable by the Borrowers unless the Borrowers have received a notice from the Agent of the type specified in
                  Section 12.3 or Section 12.4; and

         (g) in connection with the initial Advance of the Term Loan-A, the Borrowers shall have executed and delivered the Term Notes applicable to such Term Loan.

Each selection of an Interest Period under this Section 4A.3, and the amount and date of any repayment, shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error.

         4A.4 Failure to Refund or Convert. In the event the Borrowers shall fail with respect to any Eurocurrency-based Advance of a Term Loan to timely exercise its option to refund or convert such Advance in accordance with Section 4A.3 hereof (and such Advance has not been paid in full on the last day of the Interest Period applicable thereto according to the terms hereof), or, subject to Section 5.6 hereof, if on such day a Default or Event of Default shall exist, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance and the Agent shall thereafter promptly notify the Borrowers thereof.

4B. TERM LOANS-B

         4B.1 Term Loan. Subject to the terms and conditions hereof, each Bank, severally and for itself alone, agrees to lend to the Borrowers in a single disbursement on the Effective Date an amount equal to such Bank's Percentage of the Term Loan-B.

         4B.2 Term Loan Notes.

         (a) Each Bank's portion of the Term Loan-B shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit D hereof, with appropriate insertions as to payee, date and principal amount, payable to the order of such Bank, and in a principal amount equal to such Bank's Percentage of the Term Loan-B made by such Bank.

         (b) Each Advance of the Term Loan-B evidenced by the Term Notes from time to time outstanding hereunder shall, from and after the Effective Date until the Term Loan-B Maturity Date, bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records may be kept electronically and which will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve the Borrowers of their respective obligations to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

         (c) Subject to the terms hereof until the Term Loan-B Maturity Date, when all unpaid principal plus accrued interest thereon shall be paid in full, the outstanding principal under the Term Loan shall be repaid, in quarterly principal installments, commencing on January 1, 1999 each in the amount set forth below:

                      Installment No.                        Amount
                      ---------------                      ----------
                            1-20                           $  150,000
                           21-24                           $1,250,000
                           25-28                           $3,000,000

         4B.3 Term Loan Rate Requests: Refundings and Conversions of Advances of Term Loans. The Term Loan-B advanced by the Banks pursuant to Section 4B.1 hereof shall be initially carried at the Prime-based Rate unless at least three Business Days prior to the Effective Date Borrowers have requested a Eurocurrency-based Advance as provided below. Thereafter, the Borrowers may convert all or any portion of any Advance of the Term Loan-B as a Eurocurrency-based Advance or a Prime-based Advance, as the case may be, and may refund all or any portion of any Advance of the Term Loan-B as an Advance with a like Interest Period or convert any Advance of a Term Loan-B to an Advance with a different Interest Period, but only after delivery to Agent of a Term Loan Rate Request executed by an authorized officer of the Borrowers and subject to the terms hereof and to the following:

         (a) each such Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form attached hereto as Exhibit I with respect to such Term Loan, including without limitation:

                           (i) whether the Advance is a refunding or conversion of an outstanding Advance;

                           (ii) the proposed date of such refunding or conversion, which must be a Business Day; and

                           (iii) whether such Advance (or any portion thereof) is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the Interest Period(s) applicable thereto.

         (b) each such Term Loan Rate Request shall be delivered to Agent by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Term Loan Rate Request must be delivered by 10 a.m. on the proposed date of Advance;

         (c) the principal amount of such Advance of a Term Loan, plus the amount of any other Advance of such Term Loan to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least Fifty Thousand Dollars ($50,000), or the remaining principal balance outstanding under such Term Loan, whichever is less, and (ii) in the case of a Eurocurrency-based Advance at least Seven Hundred Fifty Thousand Dollars ($750,000) or the remaining principal balance outstanding under such Term Loan, whichever is less, or in each case a larger integral multiple of Fifty Thousand Dollars ($50,000);

         (d) no Advance shall have an Interest Period ending after the applicable Term Loan Maturity Date, and, notwithstanding any provision hereof to the contrary, the Borrowers shall select Interest Periods (or the Prime-based Rate) for sufficient portions of the Term Loan such that the Borrowers may make its required principal payments hereunder on a timely basis and otherwise in accordance with Section 4B.2 or Section 5.8;

         (e) upon completion of the Advance there shall be no more than four (4) Interest Periods in effect for Advances of the Term Loan-B;

         (f) a Term Loan Rate Request, once delivered to Agent, shall not be revocable by the Borrowers unless the Borrowers have received a notice from the Agent of the type specified in
                  Section 12.3 or Section 12.4; and

         (g) in connection with the initial Advance of the Term Loan-B, the Borrowers shall have executed and delivered the Term Notes applicable to such Term Loan.

Each selection of an Interest Period under this Section 4B.3, and the amount and date of any repayment, shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error.

         4B.4 Failure to Refund or Convert. In the event the Borrowers shall fail with respect to any Eurocurrency-based Advance of a Term Loan to timely exercise its option to refund or convert such Advance in accordance with Section 4B.3 hereof (and such Advance has not been paid in full on the last day of the Interest Period applicable thereto according to the terms hereof), or, subject to Section 5.6 hereof, if on such day a Default or Event of Default shall exist, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance and the Agent shall thereafter promptly notify the Borrowers thereof.

5. INTEREST PAYMENTS

         5.1 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances from time to time outstanding that accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on the first day of the fiscal quarter next succeeding the fiscal quarter during which the initial Advance is made and on the first day of each fiscal quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

         5.2 Eurocurrency-based Interest Payments. Interest on each Eurocurrency-based Advance having a related Eurocurrency-Interest Period of 3 months or less shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance outstanding from time to time having a Eurocurrency-Interest Period of 6 months or longer, at intervals of 3 months after the first day of the applicable Interest Period, and shall also be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof

         5.3 Margin Adjustments: Adjustments in the Margin applicable to Eurodollar-based Advances and Prime-based Advances, the Applicable L/C Fee Percentage and the Applicable Commitment Fee Percentage based on the Funded Debt to EBITDA Ratio, as reflected on the financial statements finished Agent and the Banks pursuant to Section 8.1 hereof, shall be given prospective effect only, effective upon the first day of January, April, July and October of each year, commencing April 1, 1999. Such Margin and other adjustments under this Section
5.3 shall be made irrespective of, and in addition to, any other interest rate adjustment hereunder.

         5.4 Interest Payments on Conversions. Notwithstanding anything to the contrary in Sections 5.1 and 5.2, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 2.3, Section 4A.3 or Section 4B.3 hereof shall be due and payable in full on the date such Advance is refunded or converted.

         5.5 Interest on Default. Notwithstanding anything to the contrary set forth in Sections 5.1 and 5.2, in the event and so long as any Event of Default shall exist under this Agreement, at the election of the Majority Banks interest shall be payable daily on the principal amount of all Advances from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of Borrowers hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate (calculated on the basis of the maximum Margins) in respect of each such Advance, plus, in the case of Eurocurrency-based Advances, two percent (2%) per annum for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate, plus two percent (2%).

         5.6 Prepayment of Advances. Borrowers may prepay all or part of the outstanding balance of any Prime-based Revolving Credit Advance(s) or Eurocurrency-based Advances at any time. Any prepayment made in accordance with this Section shall be without premium, penalty (except as provided in Section 12.1) or prejudice to the right to reborrow under the terms of this

Agreement. Any other prepayment of all or any portion of the Revolving Credit, whether by acceleration, mandatory or required prepayment or otherwise, shall be subject to Section 12.1 hereof, but otherwise without premium, penalty or prejudice. All prepayments of Revolving Credit Advances shall be made to the Agent for distribution ratably to the Banks.

         5.7 Optional Prepayment of Term Loans.

         (a) At its option and upon one (1) Business Day's notice to the Agent by wire, telecopy, telex or by telephone (confirmed by wire, telecopy or telex), the Borrowers may prepay any portion of the Term Loan bearing interest at the Prime-based Rate or the Eurocurrency-based Rate, in whole at any time or in part from time to time, with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Prime-based Rate shall be without premium or penalty. Any other prepayment shall be subject to the provisions of Section 12.1.

         (b) Each partial prepayment of a Term Loan under this Section 5.7 shall be applied to the principal payments due thereunder in the direct order of their maturities as follows: first to that portion of the applicable Term Loan outstanding as a Prime-based Advance, second to that portion of the applicable Term Loan outstanding as Eurocurrency-based Advances which have Interest Periods ending on the date of payment, and last to any remaining Advances of the applicable Term Loan being carried at the Eurocurrency-based Rate. All prepayments of a Term Loan shall be made to the Agent for distribution ratably to the Banks in accordance with their respective Percentages.

         5.8 Mandatory Prepayment of Term Loans.

         (a) The Term Loans shall be subject to required principal reductions in the amount of fifty percent (50%) of Excess Cash Flow, payable in respect of each fiscal year (or portion thereof) from and including 1999 through the Term Loan-B Maturity Date, on April 30 of the year following the applicable fiscal year. Provided no Event of Default has occurred and is then continuing, such Excess Cash Flow prepayments shall be applied as between Term Loan-A and Term Loan-B as the Borrowers shall direct the Agent in writing.

         (b) Immediately upon receipt by a Borrower or any Subsidiary of any Net Cash Proceeds from any Asset Sale [excluding, however, any Asset Sale permitted pursuant to the provisions of Section 9.5(a), (b), (c), (e), (f), (i) or (j)], the Borrowers shall prepay the Term Loans by an amount equal to (i) in the case of Net Cash Proceeds from the sale of assets pursuant to Section 9.5(d) or 9.5(g) hereof, one hundred percent (100%) of such Net Cash Proceeds; provided, however, that (x) in the case of Asset Sales permitted under Section 9.5(g), Borrowers may use all or any portion of the Net Cash Proceeds of such Asset Sale to purchase replacement assets used or to be used by the Borrowers or such Subsidiary, as the case may be, in the business as permitted under Section 8.4(a) so long as (i) no Default or Event of Default has occurred and is continuing, (ii) each such purchase is made (or a contract to make such purchases has been entered into) within 365 days following the date of such Asset Sale and (iii) the Borrowers deliver to the Agent, concurrently with or prior to the date of such Asset Sale, a certificate of an authorized officer of the Borrowers stating that such

Net Cash Proceeds will be so used and (y) except to the extent used to purchase replacement assets in compliance with clause (x) of this proviso, in each case, the Borrowers shall comply with the mandatory prepayments provisions of this
Section 5.8(b) hereof. Notwithstanding the foregoing, to the extent that Net Cash Proceeds from any Asset Sale are derived from the sale of Inventory or Accounts, such Net Cash Proceeds, shall be applied as a prepayment of the outstanding Revolving Credit Advances, if any, in lieu of being applied to the Term Loans. Pending any reinvestment of Net Cash Proceeds as permitted under this Section 5.8(b), such Net Cash Proceeds shall be applied to prepay Revolving Credit Advances or, if not so applied and if required by the Majority Banks, the proceeds shall be deposited with Agent to be held in a cash collateral account.

         (c) Mandatory prepayments under this Section 5.8 shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 12. Each mandatory prepayment of a Term Loan shall be applied to the principal payments due thereunder in the inverse order of their maturities as follows: first to any Advances of the Term Loan bearing interest at the Prime-based Rate, next to any Advances of the Term Loan bearing interest at the Eurocurrency-based Rate which have Interest Periods ending on the date of payment, then to any remaining Eurocurrency-based Advances of the Term Loan. All prepayments of the Term Loans hereunder shall be made to the Agent for distribution ratably to the Banks.

         (d) To the extent that, on the date any mandatory prepayment of the Term Loans under this Section 5.8 is due, the Indebtedness under the Term Notes or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Majority Banks. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loans on the last day of each Interest Period attributable to the Eurocurrency-based Advances of the Term Loans. Interest accruing with respect to such account shall be paid to the Borrowers on a monthly basis.

6. CONDITIONS

         The obligations of Banks to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Bank to issue Letters of Credit are subject to the following conditions:

         6.1 Execution of Notes and this Agreement. Borrowers shall have executed and delivered to Agent for the account of each Bank, the Revolving Credit Notes, the Term Notes, this Agreement and the other Loan Documents to which they are a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

         6.2 Borrowing Authority. Agent shall have received, with a counterpart thereof for each Bank:

                  (a) For each Borrower, a certificate of Responsible Officer as to:

                           (i) resolutions of the board of directors or members,
                  as applicable of such Borrower evidencing approval of the transactions contemplated by this Agreement and the Notes and authorizing the execution and delivery thereof and the borrowing of Advances and the requesting of Letters of Credit hereunder,

                           (ii) the incumbency and signature of the officers or
                  members, as applicable, of such Borrower executing any Loan Document,

                           (iii) a certificate of good standing or continued
                  existence (or the equivalent thereof) from the state of its incorporation, and from every state or other jurisdiction listed on Schedule 6.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 7.1, and

                           (iv) copies of such Borrower's articles of
                  incorporation and bylaws or other constitutional documents, as in effect on the Effective Date;

                  (b) For Parent, a certificate of an officer of Parent as to:

                           (i) resolutions of the board of directors of Parent
                  evidencing approval of the transactions contemplated by this Agreement and authorizing the execution and delivery of the Guaranty and the Parent Pledge Agreement,

                           (ii) the incumbency and signature of the officers of
                  Parent executing any Loan Document,

                           (iii) a certificate of good standing or continued
                  existence (or the equivalent thereof) from the State of Delaware, and from every state or other jurisdiction listed on Schedule 6.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 7.1, and

                           (iv) copies of Parent's articles of incorporation and
                  bylaws or other constitutional documents, as in effect on the Effective Date;

         6.3 Collateral Documents. (a) As security for all Indebtedness of Borrowers to the Banks hereunder the Agent shall have received:

                           (i)      the Pledge Agreements, executed and
                                    delivered by Holdings and Parent to Agent;

                           (ii) the Security Agreements, executed and delivered by the Borrowers;

                           (iii)    the Mortgages;

                           (iv) the Assignment; and

                           (v) the Guaranty.

                  (b) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, and stock powers) required to be filed in connection with the Security Agreements, the Mortgages or the Pledge Agreements to create, in favor of the Agent (for and on behalf of the Banks), a perfected security interest in the Collateral thereunder shall have been delivered to the Agent in a proper form for filing or recording in each office in each jurisdiction listed in Schedule 6.3.

         6.4 Acquisition Documents. (i) The Agent shall have received executed copies of the Acquisition Documents, certified by a Responsible Officer of the Borrowers. The Acquisition Documents shall be in form and substance reasonably satisfactory to the Agent and each of the Acquisition Documents shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in fill force and effect. No term or provision of the Acquisition Documents shall have been modified, and no condition to consummation of the Acquisition shall have been waived, in either case in a manner materially detrimental to the Borrowers, by any of the parties thereto. The Borrowers shall have in all material respects done and performed such acts and observed such covenants which each is required to do or perform under the Acquisition Documents and in order to consummate the Acquisition on or prior to the Effective Date.

                           (ii) The Borrowers shall have provided evidence reasonably satisfactory to the Agent that the Acquisition has been consummated.

         6.5 Equity. On or before the Effective Date, the Agent shall have received evidence that the net cash proceeds of the issuance of Equity Interests of Holdings, in an aggregate amount not less than $6,000,000, shall have been contributed to the Borrowers.

         6.6 Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Borrowers have obtained the insurance policies required by Section 8.5 hereof and that such insurance policies are in full force and effect.

         6.7 Compliance with Certain Documents and Agreements. The Borrowers (and any of their respective Subsidiaries or Affiliates) shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

         6.8 Opinion of Counsel. Borrowers shall furnish Agent prior to the initial Advance under this Agreement, and with signed copies for each Bank, opinions of counsel to the Borrowers and the

Guarantor, dated the date hereof, and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Banks.

         6.9 Borrowers' Certificate. The Agent shall have received, with a signed counterpart for each Bank, a certificate of a Responsible Officer of Borrowers dated the date of the making of Advances hereunder, stating that to the best of his or her knowledge after due inquiry, (a) the conditions of paragraphs 6.1, 6.3, 6.4 and 6.5 hereof have been fully satisfied; (b) the representations and warranties made by Borrowers or any other party to any of the Loan Documents (excluding the Agent and Banks) in this Agreement or any of the other Loan Documents, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Effective Date; and (c) no Default or Event of Default shall have occurred and be continuing, and there shall have been no material adverse change in the financial condition, properties, business, results or operations of any Borrower from June 30, 1998 to the date of the making of the first borrowing hereunder.

         6.10 Payment of Fees. Borrowers shall have paid to the Agent all fees, costs and expenses required to be paid to Agent upon execution of this Agreement under the terms of this Agreement and under the terms of the commitment letter dated October 7, 1998 from Comerica Bank to Holdings;

         6.11 Pro Forma Balance Sheet. The Borrowers shall have delivered to the Agent a pro forma consolidated balance sheet of Holdings and its Subsidiaries (the "Pro Forma Balance Sheet") certified by a Responsible Officer of Holdings that it fairly presents the pro forma adjustments reflecting the consummation of the transactions contemplated in this Agreement, including all material fees and expenses in connection therewith, subject to normal year end adjustments and the absence of footnotes.

         6.12 Existing Credit Facilities. All existing Debt, other than Debt expressly permitted hereunder, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full and the related commitments terminated or amounts necessary to pay and discharge such Debt in full shall have been delivered into cash escrow arrangements reasonably satisfactory to Banks; and all Liens securing payment of any such Debt have been released and the Agent shall have received all Uniform Commercial Code Form UCC-3 terminations statements or other instruments as may be suitable or appropriate in connection therewith.

         6.13 Lessors' Acknowledgments. Agent shall have received lessors' acknowledgments, in form and substance reasonably acceptable to the Agent and the Banks, in connection with the leased property described in Schedule 6.13 except for those which cannot be obtained after Borrowers have used their best efforts to obtain them.

         6.14 Real Estate Documentation. Prior to or simultaneously with the delivery of any real estate subject to a Mortgage, Borrowers shall furnish Agent, in form and substance reasonably satisfactory to Agent and the Banks, the following:

         (a) With respect to any such real estate acquired by Borrowers after the date hereof and if requested by Agent or any Lender, an appraisal of such real property prepared by an MAI appraiser, which appraisal and appraiser shall be satisfactory to Agent and the Banks. Such appraisal shall be conducted at Borrowers' expense;

         (b) An environmental assessment conducted with respect to such real property by Environ Corporation or another environmental consultant experienced in such matters (and reasonably acceptable to Agent), which is in form and substance satisfactory to Agent. The assessment shall be of a scope necessary to address all concerns of Banks and may, at Banks' option, require soil, air or water testing, leak testing of underground storage tanks or other requirements warranted by the circumstances as determined by Banks. Such assessment shall be conducted at Borrowers' expense;

         (c) A mortgage survey prepared at Borrowers' expense certified to Agent and to Chicago Title Insurance Company ("Title Company") from a registered land surveyor reasonably satisfactory to Agent which complies with ALTA/ACSM minimum detail requirements and which shows nothing reasonably objectionable to Agent (other than Permitted Liens);

         (d) A policy of mortgage title insurance at Borrowers' expense in standard A.L.T.A. loan policy form issued by the Title Company without standard exceptions in an amount equal to the lesser of (i) the appraised value of such real property and (ii) the Indebtedness, insuring that such mortgage is a first lien on such real property, that the title to such real property is in the applicable Borrower and that there are no other liens, claims or encumbrances thereon except for the Permitted Liens. The title policy shall also contain a zoning endorsement, comprehensive endorsement and such other endorsements as reasonably required by Agent; and

         (e) Such other information and documentation as any Bank may reasonably request.

         6.15 Other Documents and Instruments. The Agent shall have received, with a photocopy for each Bank, such other instruments and documents as each of the Banks may reasonably request in connection with the making of Advances or issuance of Letters of Credit hereunder, and all such instruments and documents shall be satisfactory in form and substance to Agent and each Bank.

         6.16 Continuing Conditions. The obligations of the Banks to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Bank to issue any Letters of Credit shall be subject to the continuing conditions that:

         (a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

         (b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit.

7. REPRESENTATIONS AND WARRANTIES

         Borrowers represent and warrant and such representations and warranties shall survive until the later of the Term Loan-B Maturity Date and the Revolving Credit Maturity Date and thereafter until the expiration of all Letters of Credit and the final payment in full of the Indebtedness (other than contingent indemnification obligations not due and payable) and the performance by Borrowers of all other obligations under this Agreement:

         7.1 Corporate Authority. Each Borrower is a corporation or limited liability company, as applicable, duly organized and existing in good standing under the laws of its state of incorporation or organization; each Subsidiary is a corporation or other business entity duly organized and existing in good standing under the laws of the jurisdiction of its incorporation; and each Borrower and each Subsidiary is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary and where failure to be so qualified would have a Material Adverse Effect.

         7.2 Due Authorization - Borrowers. Execution, delivery and performance of this Agreement, the other Loan Documents and any other documents and instruments required under or in connection with this Agreement or the other Loan Documents (or to be so executed and delivered), and the issuance of the Notes by Borrowers are within each Borrower's corporate or limited liability company, as applicable, powers, have been duly authorized, are not in contravention of law or the terms of any Borrower's organizational documents and, except as have been previously obtained (or as referred to in Section 7.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

         7.3 Due Authorization - Guarantors. Execution, delivery and performance of the Guaranty, the Security Agreement, and all other documents and instruments required of Guarantors under or in connection with this Agreement and the other Loan Documents (or to be so executed and delivered), and to which each Guarantor is a party, are within the corporate powers or limited liability company powers of each such Guarantor, have been duly authorized, are not in contravention of law or the terms of such Guarantor's organizational documents, and, except as have been previously obtained (or as referred to in Section 7.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

         7.4 Liens. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the property owned, pledged, mortgaged or otherwise encumbered (or to be encumbered) by Borrowers, any of the Guarantors or any of the Subsidiaries except for Liens permitted pursuant to
Section 9.2.

         7.5 Taxes. Each Borrower, each of the Guarantors, and each of the Subsidiaries has filed on or before their respective due dates or within the applicable grace periods, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of Borrowers, such Guarantor or such Subsidiary as may be required by GAAP.

         7.6 No Defaults. There exists no material default under the provisions of any instrument evidencing any indebtedness for borrowed money of either Borrower, any Guarantor or any Subsidiary which is permitted hereunder or of any agreement relating thereto.

         7.7 Enforceability of Agreement and Loan Documents -- Borrowers. This Agreement, each of the other Loan Documents to which Borrowers are a party, and all other certificates, agreements and documents executed and delivered by Borrowers under or in connection herewith or therewith have each been duly executed and delivered by their respective duly authorized officers or members, as applicable, and constitute the valid and binding obligations of Borrowers, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

         7.8 Enforceability of Loan Documents -- Guarantors. The Loan Documents to which each of the Guarantors is a party, and all certificates, documents and agreements executed in connection therewith by the Guarantors have each been duly executed and delivered by the duly authorized officers or members or managers, as the case may be, of the Guarantors and constitute the valid and binding obligations of such Guarantors, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

         7.9 Compliance with Laws. Except as disclosed on Schedule 7.9, each Borrower, each of the Guarantors and each of the Subsidiaries has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; and except as disclosed on Schedule
7.9 hereof and except for such matters that would not be reasonably expected to have a Material Adverse Effect, and without limiting the generality of Section 7.12, there is (i) no pending or, to the knowledge of

Borrowers, threatened, litigation, action, proceeding or controversy affecting any Borrower, any of the Guarantors or any of the Subsidiaries, and (ii) no pending or, to the knowledge of Borrowers, threatened complaint, notice or inquiry to either Borrower, any of the Guarantors or any of the Subsidiaries, regarding potential liability of either Borrower, any of the Guarantors or any of the Subsidiaries.

         7.10 Non-contravention -- Borrowers. The execution, delivery and performance of this Agreement and the other Loan Documents and upon the obtainment of any authorizations, consents, approvals, licenses, qualifications or formal exemptions required by Section 7.13, any other documents and instruments required under or in connection with this Agreement by Borrowers are not in contravention of the terms of any indenture, agreement or undertaking to which any Borrower or any of its Subsidiaries is a party or by which its or their properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

         7.11 Non-contravention -- Guarantors. Upon the obtainment of any authorizations, consents, approvals, licenses, qualifications or formal exemptions required by Section 7.13, the execution, delivery and performance of those Loan Documents signed by the Guarantors, and any other documents and instruments required under or in connection with this Agreement or any other Loan Document by the Guarantors are not in contravention of the terms of any indenture, agreement or undertaking to which any Guarantor or Company is a party or by which it or its properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

         7.12 No Litigation. Except for De Minimis Matters or as set forth on
Schedule 7.12, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against, or to the knowledge of Borrowers, threatened against, any Borrower, any Guarantor or any Subsidiary (other than any suit, action or proceeding in which a Borrower, such Guarantor or such Subsidiary is the plaintiff and in which no counterclaim or cross-claim against a Borrower, such Guarantor or such Subsidiary has been filed), nor has either Borrower, any Guarantor or any Subsidiary or, to the knowledge of the Borrowers any of its or their officers, members, managers, or directors, as the case may be, been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer, member, manager or director is or may be entitled to indemnification by any Borrower or a Guarantor or a Subsidiary), as applicable, which suits, actions, proceedings or governmental investigations are reasonably likely to be resolved adversely to Borrowers, such Guarantor or such Subsidiary, and if so resolved are reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 7.12, there is not outstanding against either Borrower or any Subsidiary any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is either Borrower, any Guarantor or any Subsidiary in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court, where such matters would reasonably be expected to have a Material Adverse Effect.

         7.13 Consents, Approvals and Filings, Etc. Except as have been previously obtained from time to time prior to the making of Advances or Loans, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by Borrowers of this Agreement, any of the other Loan Documents to which they are a party, or any other documents or instruments to be executed and or delivered by Borrowers in connection therewith or herewith; (ii) by any Guarantor, of any of the other Loan Documents to which such Subsidiary is a party, or (iii) by Borrowers or any of the Guarantors, of the liens, pledges, mortgages, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for such filings to be made concurrently herewith as are required by the Collateral Documents to perfect liens in favor of the Agent. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrowers threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

         7.14 No Investment Company or Margin Stock. Neither any Borrower, nor any Guarantor nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower, nor any Guarantor nor any Subsidiary is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by the Borrowers nor any Subsidiary to purchase or carry margin stock or will be made available by the Borrowers or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

         7.15 ERISA. Neither any Borrower, nor any Guarantor nor any Subsidiary maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 7.15 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to any of the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto, and no "reportable event" or "prohibited transaction", as defined in ERISA, has occurred with respect to any Pension Plan, and all such Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

         7.16 Environmental and Safety Matters. Except as set forth in Schedules
7.16 and 7.12 and except for such matters as are not likely to have a Material Adverse Effect:

                  (a) all facilities and property owned or leased by the Borrowers or any of their Subsidiaries, are owned or leased by the Borrowers and the Subsidiaries in material compliance with all Hazardous Material Laws;

                  (b) to the best knowledge of the Borrowers, there have been no past, and there are no pending or threatened

                           (i) claims, complaints, notices or requests for
                  information received by Borrowers or any of their Subsidiaries with respect to any alleged violation of any Hazardous Material Law, or

                           (ii) complaints, notices or inquiries to the
                  Borrowers or any of their Subsidiaries regarding potential liability under any Hazardous Material Law; and

                  (c) to the knowledge of the Borrowers, no conditions exist at, on or under any property now or previously owned or leased by the Borrowers or any of their Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability of the Borrowers under any Hazardous Material Law.

         7.17 Subsidiaries. As of the Effective Date, and except as disclosed on
Schedule 7.17 hereto, the Borrowers have no Subsidiaries.

         7.18 Accuracy of Information. (a) Each of Holdings', Trim's and Tempress' financial statements previously furnished to Agent and the Banks prior to the date of this Agreement, has, to the knowledge of Borrowers' in the case of Tempress' financial statements, been prepared in accordance with GAAP and fairly present in all material respects (subject to year-end adjustments and the absence of footnotes in the case of interim statements) the financial condition of Holdings, Trim and Tempress and the results of their operations for the periods covered thereby.

                  (b) Since June 30, 1998, there has been no material adverse change in the financial condition of Holdings or its Subsidiaries or Tempress taken as a whole; to the best knowledge of Borrowers, neither Holdings nor any of its Subsidiaries nor Tempress has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the December 31, 1997 balance sheets, as applicable, except as set forth on Schedule 7.18 hereof, and at the present time there are no unrealized or anticipated losses from any present commitment of Borrowers or any of their Subsidiaries which in the aggregate is likely to have a Material Adverse Effect.

         7.19 Labor Relations. Neither the Borrowers nor any Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrowers or any Subsidiary or to the knowledge of Borrowers, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against either of them or, to the knowledge of Borrowers, threatened against either of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrowers or any Subsidiary or to the knowledge of Borrowers, threatened against either of them and (iii) no union representation question existing with respect to the employees of the Borrowers or any Subsidiary.

         7.20 Existing Debt. Schedule 7.20 hereto sets forth a true and complete list of all Debt for borrowed money (other than Indebtedness) of Holdings and its Subsidiaries as of the Effective Date that is in excess of $25,000 for any one issue and is to remain outstanding after giving effect to this transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

         7.21 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, each Borrower and its Subsidiaries will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrowers to Agent and the Banks in good faith and in exchange for fair, equivalent consideration. Neither of the Borrowers nor any Subsidiary is insolvent, nor will either Borrower or any Subsidiary be rendered insolvent by its execution and delivery to Agent and the Banks of this Agreement or by the consummation of the transactions contemplated by this Agreement, and the capital and monies remaining in the Borrowers and their Subsidiaries are not now and will not become so unreasonably small as to preclude the Borrowers or their Subsidiaries from carrying on their businesses. Neither of the Borrowers nor any Subsidiary intends to nor does management of Borrowers or any Subsidiary believe it will incur debts beyond its ability to pay as they mature. Neither of the Borrowers nor any Subsidiary contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code, nor does either Borrower or any Subsidiary have any knowledge of any threatened bankruptcy or insolvency proceedings against Borrowers or any Subsidiary.

         7.22 Capitalization. The authorized capital stock and membership interests of Borrowers and each Subsidiary is as set forth in Schedule 7.22. All issued and outstanding shares of capital stock and membership interests of Borrowers are duly authorized and validly issued, fully paid, nonassessable (in the case of outstanding shares of Capital Stock), free and clear of all Liens and such Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock and membership interests of Borrowers and each Subsidiary is owned by the stockholders and in the amounts set forth on Schedule 7.22. No shares of the capital stock of Borrowers or any Subsidiary, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from a Borrower or any Subsidiary, of any shares of capital stock, membership interests or other securities of a Borrower or any Subsidiary.

         7.23 Year 2000 Requirement. Each of the Borrowers has reviewed the areas in their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis the risk that the software, hardware and firmware used by the Borrowers may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999. This program is outlined in
Schedule 7.26(a) and will be substantially completed by September 30, 1999. The cost to the Borrowers of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the

Borrowers (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect to the extent that the year 2000 compliance plan referenced in
Schedule 7.26(a) is substantially completed. Except as set forth in Schedule 7.26(b), the computer and management information systems of the Borrowers are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrowers to conduct their business without Material Adverse Effect.

8. AFFIRMATIVE COVENANTS

         Each Borrower covenants and agrees that it will, and, as applicable, it will cause each of its Subsidiaries, until the later of the Term Loan-B Maturity Date and the Revolving Credit Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness (other than contingent indemnification obligations not due and payable) and the performance by the Borrowers of all other obligations under this Agreement and the other Loan Documents, unless the Majority Banks shall otherwise consent in writing, to:

         8.1 Financial Statements. Furnish to the Agent with sufficient copies for each Bank:

                  (a) as soon as available, but in any event within 120 days after the end of each fiscal year of Holdings a copy of the audited Consolidated and unaudited Consolidating financial statements of Holdings as at the end of such year and the related audited statements of income, accumulated earnings, and cash flows for such year, setting forth in each case in comparative form the figures for the previous year (except for fiscal year 1998), certified as being fairly presented in all material respects by one of the "Big Five" certified public accounting firms or by another nationally recognized certified public accountant reasonably satisfactory to the Agent and the Banks;

                  (b) as soon as available, but in any event not later than 30 days after the end of each month, the unaudited Consolidated and Consolidating financial statements of Holdings as at the end of such month and the related unaudited statements of income, accumulated earnings and cash flows of Holdings for the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, and certified by a Responsible Officer as being fairly presented in all material respects; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and consistent with prior periods, provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to year-end adjustments.

         8.2 Certificates; Other Information. Furnish to the Agent with sufficient copies for each Bank (except in connection with clause (b)(ii) below, which copies shall be provided to each Bank on request):

                  (a) Within 30 days after and as the end of each fiscal quarter (and, in the case of the fourth quarter of each fiscal year, one hundred and twenty days after the end of such quarter), a Covenant Compliance Certificate substantially in form attached hereto as Exhibit E;

                  (b) Within 20 days after and as the end of each month, an aging of accounts receivable, an accounts payable report and a detailed inventory listing which reconciles to the general ledger (in form reasonably satisfactory to the Agent and the Banks);

                  (c) Together with the financial statements delivered pursuant to Section 8.1(b) for January of each year, annual projections for the Borrowers in form reasonably acceptable to the Agent and the Banks;

                  (d) On the twentieth (20th) day of each month, a Borrowing Base Certificate as of the last day of the preceding month substantially in the form attached as Exhibit J;

                  (e) promptly and in form to be reasonably satisfactory to Majority Banks, such additional financial and/or other information, or other reports as any Bank may from time to time reasonably request.

         8.3 Conduct of Business and Maintenance of Existence.

                  (a) Continue to engage solely in the businesses as now conducted by Trim and Tempress and businesses similar or related thereto and activities related thereto and preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Section 9.4;

                  (b) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business except as otherwise permitted pursuant to Section 9.4; and

                  (c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         8.4 Maintenance of Property; Insurance. Keep all property necessary in its business in working order (normal wear and tear and damage by casualty or condemnation excepted) and maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrowers, and to the Agent for the benefit of the Banks (Agent as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear, all said policies, copies thereof or certificates evidencing the same, including all endorsements thereto, to be deposited with Agent.

         8.5 Inspection of Property; Books and Records, Discussions.

         Permit Agent and each Bank, through their authorized attorneys, accountants and representatives (a) to examine each Borrower's and each Subsidiary's books, accounts, records, ledgers and assets and properties of every kind and description wherever located at all reasonable times during normal business hours, upon oral or written request of Agent or such Bank; (b) at any time and from time to time, at the request of the Majority Banks, to conduct full or partial collateral audits of each Borrower and its Subsidiaries to be completed by an appraiser as may be selected by Agent and the Majority Banks, with all reasonable costs and expenses of such audits to be reimbursed by Borrowers (provided, however, that so long as no Event of Default has occurred and is continuing, Borrowers shall not be required to reimburse Agent and the Banks for more than one (1) audit during each calendar year); and (c) permit Agent and each Bank or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified public accountants, and, by this provision, Borrowers authorize such accountants to discuss the finances and affairs of Borrowers and their Subsidiaries (provided that Borrowers are given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. Notwithstanding the foregoing, all information furnished to the Agent or the Banks hereunder shall be subject to the undertaking of the Banks set forth in
Section 14.12 hereof.

         8.6 Notices. Promptly give notice to the Agent of:

                  (a) the occurrence of any Default or Event of Default of which any Borrower or any Subsidiaries has knowledge;

                  (b) any (i) default or event of default under any Contractual Obligation of a Borrower or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between a Borrower or any Subsidiary and any Governmental Authority, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect;

                  (c) the following events, as soon as possible and in any event within 30 days after the Borrowers know thereof and to the extent the same would have a Material Adverse Effect: (i) the occurrence of any "reportable event" as defined in ERISA with respect to any Pension Plan, or any withdrawal from or the termination, reorganization or insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the Pension Benefit Guaranty Corporation or Borrowers or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from or the terminating, reorganization or insolvency of any Pension Plan;.

                  (d) any event which is reasonably likely to have a Material Adverse Effect;

                  (e) promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position which could reasonably be expected to have a Material Adverse Effect upon the Borrowers (or any such tax position taken by the Borrowers) setting forth the details of such position and the financial impact thereof; and

                  (f) not less than 10 days prior to the proposed effective date thereof, copies of any proposed material amendments, restatements or other modification to the Acquisition Documents.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

         8.7 Hazardous Material Laws.

                  (a) Use and operate all of its facilities and properties in material compliance with all material Hazardous Material Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters ("Environmental Permits") in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws, except for any noncompliance or any failure to keep Environmental Permits that is not likely to have a Material Adverse Effect;

                  (b) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Borrower or any of its Subsidiaries of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws the subject of which is reasonably likely to have a Material Adverse Effect, and shall promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Majority Banks any actions and proceedings relating to compliance with Hazardous Material Laws to which either Borrower or any of its Subsidiaries is named as a party and which could reasonably be likely to have a Material Adverse Effect; and

                  (c) Provide such information and certifications which any Bank may reasonably request from time to time to evidence compliance with this Section 8.7.

         8.8 Maintain Consolidated Net Worth. Maintain as of the end of each fiscal quarter, a Consolidated Net Worth of not less than the Consolidated Base Net Worth.

         8.9 Maintain Funded Debt to EBITDA. Maintain as of the end of each fiscal quarter, a Funded Debt to EBITDA Ratio of not more than the following amounts during the periods specified below:

     Effective Date through December 31, 1999                       3.75 to 1.0
     January 1, 2000 through December 31, 2000                      3.50 to 1.0
     January 1, 2001 through December 31, 2001                      3.25 to 1.0
     January 1, 2002 and thereafter                                 2.75 to 1.0

         8.10 Maintain Fixed Charge Coverage Ratio. Maintain, as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.45 to 1.0.

         8.11 Taxes. Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings and is reserved for, as required by GAAP on its balance sheet, or where the failure to pay any such matter could not have a Material Adverse Effect.

         8.12 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance: (i) by Borrowers, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by Borrowers in connection therewith or herewith; and (ii) by each of the Subsidiaries, of the Loan Documents to which it is a party.

         8.13 Compliance with ERISA. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply could not have a Material Adverse Effect.

         8.14 ERISA Notices. Promptly notify Agent upon the occurrence of any of the following events:

                  (a) the termination of any Pension Plan subject to Subtitle C of Title IV of ERISA;

                  (b) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

                  (c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

                  (d) the failure of a Borrower or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

                  (e) the withdrawal of a Borrower or any Subsidiary from any multiemployer plan (as defined in Section 3(37) of ERISA; or

                  (f) the occurrence of a "reportable event" which is required to be reported by a Borrower under Section 4043 of ERISA or a "prohibited transaction" as defined in Section 406 of ERISA or
         Section 4975 of the Internal Revenue Code which is likely to have a Material Adverse Effect.

         8.15 Security. Take such actions as the Agent or the Majority Banks may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral, subject only to Permitted Liens and other liens permitted under Section 9.2 hereof.

         8.16 Use of Proceeds. Use all Advances of the Revolving Credit and the Term Loans for working capital financing, for Capital Expenditures, to refinance existing debt, to finance the acquisition of Tempress, Permitted Acquisitions and for other general corporate purposes. Borrowers shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of (x) any applicable statute or regulation or (y) the terms and conditions of this Agreement.

         8.17 Future Subsidiaries. With respect to each Person which becomes a Domestic Subsidiary subsequent to the Effective Date, on the date such new Domestic Subsidiary is created or acquired, cause such new Domestic Subsidiary to execute and deliver to the Agent (i) a Joinder Agreement whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty, (ii) a joinder agreement whereby each such Domestic Subsidiary becomes obligated under the Security Agreement, and (iii) such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as may reasonably be required by Agent.

         8.18 Bank Accounts. Maintain all of its funding and disbursement accounts with Agent, excluding, however, payroll accounts and petty cash accounts.

         8.19 Further Assurances. Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent's request, and at the Borrowers' expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

9. NEGATIVE COVENANTS.

         Borrowers covenant and agree that, until the later of the Term Loan-B Maturity Date and the Revolving Credit Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by Borrowers and the Subsidiaries of all other obligations under this Agreement and the other Loan Documents, without the prior written consent of the Majority Banks they will not, and will not permit any of the Subsidiaries, to:

         9.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

                  (a) Indebtedness in respect of the Notes, the Letters of Credit and other obligations of the Borrowers or any Subsidiary under this Agreement and the other Loan Documents to which they are a party;

                  (b) any Debt set forth in Schedule 9.1(b) attached hereto and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms and otherwise in compliance with this Agreement;

                  (c) Debt of the Borrowers or a Subsidiary, other than pursuant to this Agreement and other than Debt set forth in Schedule 9.1(c) attached hereto, incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease) in an aggregate amount not exceeding $2,500,000 at any time outstanding, and any renewals or refinancing of such Debt in amounts not exceeding the original principal amounts (less any required amortization according to the terms thereof), on substantially the same terms and otherwise in compliance with this Agreement;

                  (d) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 8.13;

                  (e) current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, short term Debt owed to vendors) arising in the ordinary course of a Borrower's or such Subsidiary's businesses;

                  (f) Subordinated Debt;

                  (g) Indebtedness under any Interest Rate Protection
         Agreements;

                  (h) Intercompany Loans, but only to the extent permitted under the other applicable terms and limitations of this Agreement, including but not limited to Section 9.8 hereof;

                  (i) Debt assumed pursuant to a Permitted Acquisition, provided that such Debt was not entered into, extended or renewed in contemplation of such acquisition, provided that the aggregate amount of all such Debt shall not exceed $5,000,000;



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

                  (j) Debt consisting of deferred seller financing incurred in connection with a Permitted Acquisition, which Debt is unsecured and subordinated to the Indebtedness in a manner which is acceptable to the Majority Banks;

                  (k) Debt of a Foreign Subsidiary for working capital purposes to the extent not exceeding $5,000,000 in the aggregate at any time outstanding;

                  (l) Debt incurred in connection with the financing of insurance premiums owed to the issuer of the applicable insurance policy;

                  (m) Debt incurred in connection wit a purchase or redemption of stock permitted pursuant to the terms of Section 9.6(c);

                  (n) Guarantee Obligations of a Borrower or a Subsidiary of Debt (which is permitted under this Agreement) of another Borrower or another Domestic Subsidiary;

                  (o) unsecured Guarantee Obligations of a Borrower or a Subsidiary of Debt (which is permitted under this Agreement) of a Foreign Subsidiary;

                  (p) additional Debt not exceeding $1,000,000 in aggregate principal amount at any one time outstanding.

         9.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for:

                  (a) Permitted Liens;

                  (b) Liens securing Debt permitted by Section 9.1(c) incurred to finance the acquisition of fixed or capital assets, provided that
         (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and
         (iv) the principal amount. of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property;

                  (c) Liens in favor of Agent, as security for the Indebtedness;

                  (d) attachments, judgements and other similar Liens, for sums not exceeding, in the aggregate, $1,000,000 (excluding any portion thereof which is covered by adequate insurance with a reputable carrier and which insurer has accepted a tender of defense and indemnification without reservation of rights) arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings);



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


                  (e) any Lien securing indebtedness assumed pursuant to a Permitted Acquisition, provided that such Lien is limited to the property so acquired, and was not entered into, extended or renewed in contemplation of such acquisition;

                  (f) any Lien on the assets of a Foreign Subsidiary securing indebtedness permitted pursuant to the provisions of Section 9.1(k); and

                  (g) any Lien not permitted pursuant to the provisions of subclasses (a) through (f) of this Section 9.2 to the extent securing Debt in an aggregate amount not exceeding $500,000.

         9.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except pursuant to the Loan Documents and Guarantee Obligations permitted pursuant to the provisions of Section 9.1(m). This provision shall not be deemed to prohibit the Parent from executing any guaranty in favor of the Sellers.

         9.4 Acquisitions. Other than the Permitted Acquisitions, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition; provided, that the prohibitions set forth in this Section 9.4 shall not impair the right of Holdings and its Subsidiaries to make Capital Expenditures as permitted pursuant to the provisions of Section 9.7.

         9.5 Limitation on Mergers, or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

                  (a) inventory leased or sold in the ordinary course of business;

                  (b) the sale or other disposition of Accounts which are not Eligible Accounts in the ordinary course of business in connection with the collection of such Accounts;

                  (c) transfers of assets between a Borrower and another Borrower, between a Borrower and a Guarantor or between Guarantors in the ordinary course of business and provided that the Lien of the Agent in such assets is not impaired, as determined in the sole discretion of the Agent;

                  (d) the sale of the Tempress Non-Core Businesses;

                  (e) the licensing of intellectual property rights by a Borrower or a Guarantor provided that the Lien of the Agent in the property licensed is not impaired, as determined in the sole discretion of the Agent;



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

                  (f) obsolete or worn out property, property no longer useful in the conduct of a Borrower's or any Subsidiary's business or property from closed offices; and

                  (g) asset sales in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such asset sales is less than $500,000 in any fiscal year;

                  (h) asset sales and other dispositions of property approved by the Majority Banks;

                  (i) Intercompany Loans, Advances or Investments to the extent permitted pursuant to the provisions of Section 9.8; and

                  (j) Permitted Mergers.

The compromise of Accounts in the ordinary course of business shall not be deemed to be a transfer or disposition of assets for purposes of this Section 9.5.

         9.6 Restricted Payments. Declare or make, or permit any Subsidiary to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, "Distributions") on account of any membership interests or any shares of any class of its capital stock, as applicable, or purchase, redeem or otherwise acquire for value any membership interests or any shares of its capital stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding; except:

                  (a) cash dividends by any Subsidiary to Holdings or any other Subsidiary which has executed a Guaranty hereunder;

                  (b) so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, dividends or distributions paid in cash or in kind (or recorded on the books of the applicable Subsidiary) by any Subsidiary which is not a wholly owned Subsidiary, provided that such dividends are paid to each holder of share capital therein (including Holdings or any of its other Subsidiaries) on a pro rata basis (based on the relative amounts of share capital held by each such holder) and provided further that such dividends are paid to Holdings or its other Subsidiaries on substantially the same terms as (and contemporaneously with) any dividends or distributions paid to Persons other than Holdings and its Subsidiaries;

                  (c) so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, purchases of stock of former officers or employees of Holdings or one of its Subsidiaries; and



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
                  (d) distributions to Parent for operational expenses incurred by the Parent in the ordinary course of business and which are incurred for the benefit of the Borrowers to the extent not exceeding $500,000 during any single fiscal year of Holdings.

         9.7 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with replacement and maintenance programs) except expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrowers during any fiscal year, an amount equal to the CapEx Limit, determined on a non-cumulative basis in accordance with GAAP; except that the limit on Capital Expenditures for the last two months of 1998 shall be $2,500,000 and except that the unused amount of the CapEx Limit in any fiscal year (except for the 1998 fiscal year) may be carried over and used in the next succeeding fiscal year, provided that there shall be no carry over of such unused amount in any subsequent year and provided further that for purposes of calculating the amount which may be carried over, all Capital Expenditures for a fiscal year shall be first applied to the CapEx Limit for such year.

         9.8 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association except:

                  (a)     investments, if any, described on Schedule 9.8 hereof;

                  (b) surplus cash deposits or investments in cash equivalents for cash management purposes;

                  (c) loans or advances to employees of a Borrower for travel, moving or other business expenses not to exceed $250,000 in the aggregate at any time;

                  (d) extensions of trade credit in the ordinary course of business;

                  (e) Intercompany Loans, Advances or Investments existing on or after the Effective Date to a Borrower, or by a Borrower or any Guarantor to any Borrower or any Guarantor, provided that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing;

                  (f) Intercompany Loans, Advances or Investments existing on or after the Effective Date by a Borrower or a Guarantor to any Foreign Subsidiary (provided that any Intercompany Loan covered by this clause shall be evidenced by and funded under an Intercompany Note), in an aggregate amount not to exceed fifteen percent (15%) of Consolidated Net Worth, provided that at the time any such loan, advance or investment is made



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

                           (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing;

                  (g)      Permitted Acquisitions;

                  (h) loans (in the form of seller financing) made in connection with the sale by a Borrower of any of its assets permitted hereunder, which loans shall not exceed $100,000 in the aggregate at any time;

                  (i) investments in the form of securities issued to a Borrower by customers or suppliers of a Borrower in connection with bankruptcy proceedings for such customers or suppliers;

                  (j) deposits made in the ordinary course of business to secure lease obligations;

                  (k)      Interest Rate Protection Agreements;

                  (1) extensions of credit to management employees to purchase stock in Parent; and

                  (m) other loans, advances or investments made on or after the Effective Date, in an aggregate amount not to exceed $1,000,000 at any one time.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 9.8 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

         9.9 Transactions with Affiliates. Except as set forth on Schedule 9.9, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of a Borrower or any Subsidiary unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of a Borrower's or such Subsidiary's business and is upon fair and reasonable terms no less favorable to the applicable Borrower or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not a Subsidiary.

         9.10 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by a Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by a Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of a Borrower or such Subsidiary, as the case may be.

         9.11 Limitation on Negative Pledge Clauses. Except for Permitted Liens and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this



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Agreement are created, entered into, or allow to exist, any agreement, document or instrument which would restrict or prevent Borrowers and their Subsidiaries from granting Agent on behalf of Banks liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens.

         9.12 Prepayment of Debts. Except for refinancing of Debt permitted pursuant to the provisions of Section 9.1, prepay, purchase, redeem or defease any Debt for money borrowed or any capital leases excluding, subject to the terms hereof, the Indebtedness.

         9.13 Subordinated Debt. Amend or modify in a manner materially adverse to the Banks any document evidencing any Subordinated Debt or make any payment with respect to the Subordinated Debt except for regularly scheduled payments of principal and interest, subject to the blockage provisions contained in the Subordinated Debt Documents.

         9.14 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of Borrowers or the Acquisition Documents, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not adversely affect the interest of the Banks as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect.

         9.15 Sale of Accounts. Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Agent for the benefit of the Banks.

10. DEFAULTS

         10.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

                  (a) non-payment when due of (i) the principal or interest under any of the Notes issued hereunder in accordance with the terms thereof, (ii) any Reimbursement Obligation, or (iii) any Fees and, in the case of interest and Fees, continuance thereof for three (3) Business Days;

                  (b) non-payment of any money by Borrowers under this Agreement or by Borrowers or any Subsidiary under any of the Loan Documents to which it is a party, other than as set forth in subsection (a), above within five Business Days after notice from Agent that the same is due and payable;

                  (c) default in the observance or performance of any of the conditions, covenants or agreements of Borrowers set forth in Sections 8.1, 8.2, 8.3(a), 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.16, 8:17(i),
         8.17(ii) or 8.18 or 9 (in its entirety);



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
                  (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Borrowers and continuance thereof for a period of thirty (30) consecutive days after written notice from Agent;

                  (e) any representation or warranty made by Borrowers or any Subsidiary herein or by Borrowers, Parent or any Subsidiary in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue or misleading in any material adverse respect when made;

                  (f) default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Borrowers, Parent, or any Subsidiary set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document;

                  (g) default (i) in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder) of any Borrower or any Subsidiary in excess of Two Hundred Fifty Hundred Thousand Dollars ($250,000) in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure or (ii) failure to comply with the terms of any other obligation of either Borrower or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Two Hundred Fifty Hundred Thousand Dollars ($250,000) in the aggregate, which with the giving of notice or passage of time or both would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money;

                  (h) the rendering of any judgment(s) for the payment of money in excess of the sum of Two Hundred Fifty Hundred Thousand Dollars ($250,000) individually or in the aggregate against any Borrower or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) consecutive days, except as covered by adequate insurance with a reputable carrier;

                  (i) the occurrence of a "reportable event", as defined in ERISA, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of a Borrower or any of its Subsidiaries for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent's or any Bank's other rights or remedies hereunder), or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case could reasonably be expected to have a Material Adverse Effect;



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
                  (j) any Borrower or any Subsidiary shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) or; if a creditors' committee shall have been appointed for the business of any Borrower or any Subsidiary; or if any Borrower or any Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by Borrowers it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements); or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Borrower or any of its Subsidiaries) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Borrower or any Subsidiary and shall not have been reversed or dismissed within sixty (60) days; or any Borrower or any Subsidiary shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

                  (k) if (i) Holdings or any direct or indirect Subsidiary of Holdings shall fall to own 100% of the issued and outstanding shares of stock of Tempress, or 50% of the membership interests of Trim (ii) Onex Corporation and J2R Partners and their Affiliates shall cease (x) to own in the aggregate at least fifteen percent (15%) of the economic common equity interest of Parent and (y) to control in the aggregate at least fifteen percent (15%) of the equity interest of Parent having voting power for the election of a majority of the directors of Parent, or (iii) Parent shall fail to hold at least one hundred percent (100%) of the aggregate ownership interests in Holdings;

                  (l) any material provision of any Collateral Document shall at any time for any reason cease to be valid, binding and enforceable against any Borrower, Parent or any Subsidiary, as applicable, or the validity, binding effect or enforceability thereof shall be contested by any Borrower, Parent or any Subsidiary shall deny that it has any or further liability or obligation under any Collateral Document, or any such Loan Document shall be terminated, invalidated, revoked or set aside or in any way cease to give or provide to the Banks and the Agent the benefits purported to be created thereby;

                  (m) the revocation or attempted revocation of the Guaranty or any denial of liability thereunder by any Guarantor.

         10.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including



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
the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrowers; (c) upon the occurrence of any Event of Default specified in subsection 10.1 (j), above, and notwithstanding the lack of any declaration by Agent under preceding clause (b), the entire unpaid principal Indebtedness, including the Notes, shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Banks, demand immediate delivery of cash collateral, and Borrowers and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, and (e) the Agent may, and shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

         10.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

         10.4 Waiver by Borrowers of Certain Laws. To the extent permitted by applicable law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

         10.5 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with
Section 14.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Borrowers expressly agree that this Section may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

         10.6 Set Off.

         Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to the Borrowers but subject to the provisions of Section 11.3 hereof, (any requirement for such notice being expressly waived by the Borrowers) set off and apply against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, whether owing to such Bank or any other Bank or the Agent, any and all deposits

(general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of either Borrower and any property of either Borrower from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent and to Borrowers of the occurrence thereof. The Borrowers hereby grant to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrowers under this Agreement. The rights of each Bank under this Section 10.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

11. PAYMENTS, RECOVERIES AND COLLECTIONS

         11.1 Payment Procedure.

                  (a) All payments by Borrowers of principal of, or interest on, the Notes, or of Fees, shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 2:00 p.m. (Detroit time) in immediately available funds to Agent, for the ratable account of the Banks, at Agent's office located at One Detroit Center, Detroit, Michigan 48226-3289, (care of Agent's Eurocurrency Lending Office, for Eurocurrency-based Advances). Upon receipt by the Agent of each such payment, the Agent shall make prompt payment in like funds received to each Bank as appropriate, or, in respect of Eurocurrency-based Advances, to such Bank's Eurocurrency Lending Office.

                  (b) Unless the Agent shall have been notified by Borrowers prior to the date on which any payment to be made by Borrowers is due that Borrowers do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrowers have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Borrowers have not in fact remitted such payment to the Agent each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

                  (c) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

                  (d) All payments to be made by Borrowers under this Agreement or any of the Notes shall be made without set-off or counterclaim, as aforesaid, and, subject to compliance by the Banks with Section 14.13, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless Borrowers are compelled by law to make payment subject to such tax. In such event, Borrowers shall:

                           (i) pay to the Agent for Agent's own account and/or, as the case may be, for the account of the Banks such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

                           (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Borrowers, of any such taxes payable by the Borrowers.

         As used herein, the terms "tax", "taxes" and "taxation" include all existing or future income, stamp or other taxes (excluding, in the case of the Agent and each Bank, net income and franchise taxes imposed on the Agent or such Bank by the jurisdiction under the laws of which the Agent or such Bank is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in Which such Bank's domestic lending office or Eurocurrency Lending Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein) levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest thereon and fines and penalties with respect thereto which may be imposed by reason of any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with the transactions hereunder, or the payment and or receipt of funds hereunder, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against Borrowers, Agent or any of the Banks).

         11.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any Collateral, together with any offsets, voluntary payments by Borrowers or any Subsidiary or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Notes and any Reimbursement Obligations on a pro rata basis (or in such order and manner as determined by the Majority Banks; subject, however, to the applicable Percentages of the loans held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Borrowers or the applicable Subsidiary, as the case may be. The application of such proceeds and other sums to the



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Notes and the Reimbursement Obligations shall be based on each Bank's Percentage of the aggregate of the loans.

         11.3 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Indebtedness, such Bank shall purchase from the other Banks such participations in the Notes and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably in accordance with the Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

         12.1 Reimbursement of Prepayment Costs. If Borrowers make any payment of principal with respect to any Eurocurrency-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Borrowers fail to borrow any Eurocurrency-based Advance after notice has been given by Borrowers to Agent in accordance with the terms hereof requesting such Advance, or if Borrowers fail to make any payment of principal or interest in respect of a Eurocurrency-based Advance when due, then Borrowers shall reimburse Agent and Banks, as the case may be not later than five (5) Business Days after demand for any resulting loss, cost or expense incurred (excluding any loss of the Margin) by Agent and Banks, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be shall have funded or committed to fund such Advance. Such amount payable by Borrowers to Agent and Banks, as the case may be may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued (without taking into account the Margin) on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurocurrency-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrowers, Agent and Banks shall promptly deliver to Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.



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
         12.2 Agent's Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Agent shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent, Agent shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

         12.3 Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Agent or the Banks (after consultation with Agent) shall determine that, by reason of circumstances affecting the interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent for such Interest Period, then Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, the obligation of the Banks to make Eurocurrency-based Advances, and the right of Borrowers to convert an Advance to or refund an Advance as a Eurocurrency-based Advance shall be suspended. After receiving a notice from Agent pursuant to this Section, any outstanding principal amount that is a Eurocurrency-based Advance shall be converted to a Prime-based Advance as of the last day of such Interest Period.

         12.4 Laws Affecting Eurocurrency-based Advance Availability. In the event that any applicable law, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not currently applicable to any Bank or the Agent or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Bank or the Agent shall forthwith give notice thereof to Borrowers and the Agent. Thereafter the Agent shall so notify Borrowers and the right of Borrowers to convert an Advance or refund an Advance as a Eurocurrency-based Advance, shall be suspended and thereafter Borrowers may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, Borrowers shall immediately prepay such Advance, together with interest to the date of payment, and any amounts payable under Sections 12.1 or 12.6 with respect to such prepayment and the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto.

         12.5 Increased Cost of Eurocurrency-based Advances. In the event that any change in applicable law, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not currently applicable to any Bank or the Agent or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

                  (a) shall subject the Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or any Note or shall change the basis of taxation of payments to the Agent or any of the



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

         Banks (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any Note or any other amounts due under this Agreement in respect thereof (except (i) to the extent such taxes may be avoided by such Bank's compliance with its obligations under Section 14.13 and (ii) for changes in the net income and franchise taxes imposed on the Agent or any Bank by the jurisdiction under the laws of which the Agent or such Bank is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Bank's domestic lending office or Eurocurrency Lending Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein); or

                  (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) or shall impose on the Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) or the interbank markets any other condition affecting any Advance or any of the Notes;

and the result of any of the foregoing is to increase the costs to the Agent or any of the Banks of making, funding or maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by the Agent or any of the Banks under this Agreement or under the Notes in respect of a Eurocurrency-based Advance then Agent or such Bank, as the case may be, shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) Business Days after such notice, Borrowers agree to pay to Agent or such Bank such additional amount or amounts as will compensate Agent or such Bank or Banks for such increased cost or reduction. A certificate of Agent or such Bank setting forth the basis for determining such additional amount or amounts necessary to compensate such Bank or Banks shall accompany such demand for payment and shall be conclusively presumed to be correct save for manifest error.

         For purposes of this Section, a change in law, rule, regulation, interpretation, administration, request or directive shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation, administration, request or directive presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation, administration, request or directive.

         12.6 [Intentionally Left Blank].

         12.7 Other Increased Costs. In the event that after the date hereof the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such

Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank's or Agent's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material (collectively, "Increased Costs"), then Agent or such Bank shall notify the Borrowers, and thereafter the Borrowers shall pay to such Bank or Agent, as the case may be, from time to time, promptly upon request (and in any event within fifteen (15) Business Days) by such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank's or Agent's obligations or Advances hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or Agent, as the case may be, shall be submitted by such Bank or by Agent to the Borrowers, reasonably promptly after becoming aware of any event described in this Section 12.7 and shall be conclusive, absent manifest error in computation.

         12.8 Substitution of Banks. If (i) the obligation of any Bank to make Eurocurrency-based Advances has been suspended pursuant to Section 12.3 or
Section 12.4 (ii) any Bank has demanded compensation under Section 12.5, 12.7 or 3.4(b) or (iii) has wrongfully failed to fund its percentage of any requested Advance under Section 2.4(c) or Section 3.6, (in each case, an "Affected Lender"), Borrowers shall have the right, with the assistance of the Agent, to seek a substitute lender or lenders (which may be one or more of the Banks (the "Purchasing Lender" or "Purchasing Lenders") to purchase the Notes and assume the commitment (including without limitation its participations in Letters of Credit) under this Agreement of such Affected Lender. The Affected Lender shall be obligated to sell its Notes and assign its commitment to such Purchasing Lender or Purchasing Lenders within fifteen days after receiving notice from Borrowers requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Borrowers shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender at least two Business Days prior to such sale,
(i) the amount of any compensation which would be due to the Affected Lender under Section 12.1 if Borrowers have prepaid the outstanding Eurocurrency-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Section 12.5, 12.7 or 3.4(b) to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender's commitment and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Banks, the Affected Lender, as assignor, such Purchasing Lender, as assignee, Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 14.8 hereof, whereupon such Purchasing Lender shall be a Bank party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Bank with a Percentage equal to its ratable share of the Revolving Credit Aggregate Commitment of the Affected Lender. In connection with any assignment pursuant to this Section 12.8, Borrowers or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in
Section 14.8. Upon the consummation of any sale pursuant to this Section 12.8, the


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
Affected Lender, the Agent and Borrowers shall make appropriate arrangements so that, if required, each Purchasing Lender receives new Notes, as applicable.

13. AGENT

         13.1 Appointment of Agent. Each Bank and the holder of each Note irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrowers. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys' fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Borrowers under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Borrowers, pro rata according to such Bank's Percentage, but excluding any such expense resulting from Agent's gross negligence or willful misconduct. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense (excluding liability resulting from its gross negligence or willful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

         13.2 Deposit Account with Agent. Borrowers hereby authorize Agent, upon notice by Borrowers to charge their general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes or, in the event Borrowers fail to pay such amounts when due, Agent may, in its sole discretion, change the general deposit account(s) of Borrowers.

         13.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks (or all of the Banks for those acts requiring consent of all of the Banks) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Borrowers, or any Subsidiary or Affiliate of the Borrowers, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Borrowers of their respective obligations hereunder or



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






thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for a Borrower), independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         13.4 Successor Agent. Agent may resign as such at any time upon at least 30 days prior notice to Borrowers and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to Borrowers. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning agent shall be discharged from its duties and obligations hereunder, except for its gross negligence or wilful misconduct arising prior to its resignation hereunder, and the provisions of this Article 13 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         13.5 Agent in its Individual Capacity. Comerica Bank, its Affiliates and their respective successors and assigns, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though Comerica Bank were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers (or their Subsidiaries) as if Comerica Bank were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

         13.6 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Borrowers and such other documents,

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
information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

         13.7 Co-Agents. The First National Bank of Chicago and U.S. Bank National Association have been designated by the Borrowers as Co-Agents under this Agreement. Other than their rights and remedies as Banks hereunder, such Co-Agents shall have no administrative, collateral or other rights or responsibilities, provided, however, that each such Co-Agent shall be entitled to the benefits afforded to the Agent under Sections 13.5 and 13.6 hereof.

         13.8 Authority of Agent to Enforce Notes and This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Notes and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to Borrowers, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

         13.9 Indemnification. The Banks agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrowers, but without limiting any obligation of Borrowers to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's or its Affiliate's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates is not reimbursed for such expenses by Borrowers, but without limiting the obligation of Borrowers to make such reimbursement. Each Bank agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Banks pursuant to this Section, provided that, if the Agent or its Affiliates is subsequently reimbursed by the Borrowers for such amounts, it shall refund to the Banks on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient


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
or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished.

         13.10 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a "notice of default" by a Bank or by Borrowers. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice and, shall endeavor to provide such notice to the Banks within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrowers hereunder.

         13.11 Agent's Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite Percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

         13.12 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

14. MISCELLANEOUS

         14.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.



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
Notwithstanding the foregoing, with respect to any accounting computation for the purposes of this Agreement, Trim shall be deemed to be a Consolidated Subsidiary of Holdings and the Agent and the Banks acknowledge that the independent certified public accountants for the Borrowers shall qualify their audit opinion with respect to this deviation from GAAP.

         14.2 Consent to Jurisdiction. Borrowers, Agent and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Borrowers, Agent and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Borrowers irrevocably consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Borrowers at their respective addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Borrowers in a notice to the other parties that complies as to delivery with the terms of Section 14.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against Borrowers or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrowers hereby irrevocably waive any objection to the laying of venue of any such suit or proceeding in the above described courts.

         14.3 Law of Michigan. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         14.4 Interest. In the event the obligation of Borrowers to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Borrowers are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank's Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

         14.5 Closing Costs and Other Costs; Indemnification. (a) Borrowers agree to pay, or reimburse the Agent for payment of, on demand (i) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated


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hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of outside counsel (but without duplication of fees and expenses for the same services) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Agent's option, all of said amounts required to be paid by Borrowers, if not paid when due, may be charged by Agent as a Prime-based Advance against the Indebtedness.

         (b) Borrowers agree to indemnify and save Agent and each of the Banks harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys' fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Agent and the Banks by reason of an Event of Default, or enforcing the obligations of Borrowers or any Subsidiary under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising as a result of the bad faith, gross negligence or willful misconduct of the party seeking to be indemnified under this Section 14.5(b).

         (c) Borrowers agree to defend, indemnify and hold harmless Agent and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature arising out of or related to (i) the presence, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Borrowers or any of their respective Subsidiaries, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of removal of all Hazardous Materials from all or any portion of any premises owned by Borrowers or their respective Subsidiaries, (v) the taking of necessary precautions to protect against the release of Hazardous Materials on or affecting any premises owned by Borrowers or any of their respective Subsidiaries, (vi) complying with all Hazardous Material Laws and/or (vii) any violation of Hazardous Material Laws, including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Bank in connection with the violation of Hazardous Material Laws (whether before or after the occurrence of any Default or Event of Default hereunder), court costs and litigation expenses, excluding however, those arising as a result of its or their bad faith, gross negligence or willful misconduct. The obligations of Borrowers under this Section 14.5(c) shall be in addition to any and all other obligations and liabilities the Borrowers may have to Agent or any of the Banks at common law or pursuant to any other agreement.

         14.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule
14.6 or at such other address as may be designated by such party in a notice to the other

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parties that complies as to delivery with the terms of this Section 14.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given 2 Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

         14.7 Further Action. Borrowers, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

         14.8 Successors and Assigns; Participations; Assignments.

         (a) This Agreement shall be binding upon and shall inure to the benefit of Borrowers and the Banks and their respective successors and assigns.

         (b) The foregoing shall not authorize any assignment by Borrowers, of their rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Banks.

         (c) The Borrowers and Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank's rights and obligations hereunder and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, loan or debt fund, commercial finance company or other similar financial institution, the identity of which institution is approved by Borrowers and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Borrowers shall not be required upon the occurrence and during the continuance of a Default or Event of Default, and (ii) the approval of Borrowers and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Bank, any other Bank or any Federal Reserve Bank. The Borrowers authorize each Bank to disclose to any prospective assignee or participant, once approved by Borrowers and Agent, any and all financial information in such Bank's possession concerning the Borrowers which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 14.12 hereof.


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         (d) Each assignment by a Bank of any portion of its rights and obligations hereunder and under the other Loan Documents shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit I (with appropriate insertions acceptable to Agent) and shall be subject to the terms and conditions hereof, and to the following restrictions:

         (i) each assignment shall cover all of the Notes issued by Borrowers hereunder to the assigning Bank (and not any particular note or notes), and shall be for a fixed and not varying percentage thereof, with the same percentage applicable to each such Note;

         (ii) each assignment shall be in a minimum amount of Ten Million Dollars ($10,000,000) and to the extent the assignment is less than the entire Bank's interest, the assigning Bank retains at least a $10,000,000 interest;

         (iii) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment.

In connection with any assignment, Borrowers and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank under this Agreement. From and after the date on which the Agent shall notify Borrowers and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Within five (5) Business Days following Borrowers' receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming the Borrowers have consented to such assignment (if their consent is required), Borrowers shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder shall be executed and delivered by the Borrowers. Agent, the Banks and the Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the

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
surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Borrowers and each of the Banks a revised Schedule 1.2 to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

         (e) Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

         (i) such Bank shall remain the holder of its Notes hereunder, notwithstanding any such participation;

         (ii) except as expressly set forth in this Section 14.8(e) with respect to rights of setoff and the benefits of Section 12 hereof, a participant shall have no direct rights or remedies hereunder;

         (iii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

         (iv) such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guaranties, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant, except for those matters covered by Section 14.11(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Borrowers, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank's rights and duties hereunder).

Borrowers agree that each participant shall be deemed to have the right of setoff under Section 10.6 hereof in respect of its participation interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the Indebtedness were owing directly to it as a Bank under this Agreement, shall be subject to the pro rata recovery provisions of Section 11.3 hereof and shall be entitled to the benefits of Section 12 hereof. The amount, terms and conditions of any participation shall be as set forth in the participation agreement between the issuing Bank and the Person purchasing such participation, and none of the Borrowers, the Agent and the other Banks shall have any responsibility or obligation with respect thereto, or to any Person to whom any such participation may be issued. No such participation shall relieve any issuing Bank of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.


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         (f) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

         14.9 Indulgence. No delay or failure of Agent and the Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and the Banks hereunder are cumulative and are not exclusive of any rights or remedies which Agent and the Banks would otherwise have.

         14.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

         14.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrowers, the Parent or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Borrowers, the Parent or the Subsidiaries which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) increase any Bank's commitments hereunder, (b) reduce the principal of, or interest on, the Notes or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any Fees or other amounts payable hereunder, (d) waive any Event of Default specified in Sections 10.1(a) or (b) hereof, (e) except as expressly permitted hereunder, or under the Collateral Documents, release or defer the granting or perfecting of a lien or security interest in any Collateral or release any guaranty or similar undertaking provided by any Person except as shall be otherwise expressly permitted in this Agreement or any other Loan Document, provided however that Agent shall be entitled to release any Collateral which any Borrower or any Subsidiary is permitted to sell or transfer under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Banks; (f) terminate or modify any indemnity provided to the Banks hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (g) take any action which requires the approval or consent of all Banks pursuant to the terms of this Agreement or any other Loan Document, or (h) change the definition of "Majority Banks" or this Section 14.11; provided further, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to "Banks" or "the Banks" shall refer to all Banks, unless expressly stated to refer to Majority Banks.


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         14.12 Confidentiality. Each Bank agrees that it will not disclose without the prior consent of Borrowers (other than to its employees, its Subsidiaries, its Affiliates, another Bank or to its auditors or counsel) any information with respect to Borrowers, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to Borrowers, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid.

         14.13 Withholding Taxes. If any Bank is not incorporated under the laws of the United States or a state thereof, such Bank shall promptly deliver to the Agent and the Borrowers two executed copies of (a) (i) Internal Revenue Service Form 1001, or successor applicable Form, specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank,
(ii) Internal Revenue Service Form 4224, or successor applicable Form, evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent and Borrowers that such Bank is exempt from United States income tax withholding with respect to such income and (b) Internal Revenue Service Form W-8 or W-9, or successor applicable Form, as the case may be, certifying that such Bank is entitled to an exemption from United States backup withholding tax on any payments by the Borrowers under this Agreement or any Notes. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding including, without limitation, backup withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually Withheld by the Agent.

         14.14 Taxes and Fees. Should any tax (other than as a result of a Bank's failure to comply with Section 14.13 or a tax based upon the net income or capitalization of any Bank or the Agent by any jurisdiction where a Bank or Agent is located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrowers agree to pay the same, together with any interest or penalties thereon arising from the Borrowers' act or omission, and agrees to hold the Agent and the Banks harmless with respect thereto. Notwithstanding the foregoing, nothing contained in this Section 14.14 shall affect or reduce the rights of any Bank or the Agent under Section 12.7 hereof.

         14.15 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT AND THE BORROWERS AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY

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
WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT, NOR BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

         14.16 Complete Agreement: Conflicts. This Agreement, the Notes, any Requests for Revolving Credit Advance and Term Loan Requests hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

         14.17 Severability. In case any one or more of the obligations of Borrowers under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Borrowers under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

         14.18 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

         14.19 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

         14.20 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

         14.21 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Borrowers or any party to any of the Loan Documents made herein


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
or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Borrowers or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of Borrowers set forth in Section 14.5 hereof (together with any other indemnities of Borrowers or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) and of Banks set forth in Section 13.9 hereof shall survive the repayment in full of the Indebtedness arid the termination of the Revolving Credit Aggregate Commitment.

        14.22    Joint and Several Liability.

         (a) Trim and Tempress authorize Holdings with full power and authority as attorney-in-fact, to execute and deliver Requests for Advances, request for issuance of Letters of Credit and each other instrument, certificate and report to be delivered by the Borrowers to Agent and the Banks pursuant to this Agreement. Trim and Tempress agree that they shall be bound by any action taken by Holdings on their behalf pursuant to such appointment.

         (b) The obligations of the Borrowers under this Agreement and the other Loan Documents are joint and several.

         (c) Each Borrower acknowledges and agrees that it is the intent of the parties that each Borrower be primarily liable for the obligations as a joint and several obligor (except as specifically set forth in this Section 14.22). It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Advances and other extensions of credit taken by other Borrowers, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:

                  (i) any lack of validity, legality or enforceability of this Agreement or any Note as to any other Borrower;

                  (ii) the failure of any Bank or any holder of any Note:

                           (A) to enforce any right or remedy against any
                  Borrower or any other Person (including any guarantor) under the provisions of this Agreement, such Note, or otherwise, or

                           (B) to exercise any right or remedy against any
                  guarantor of, or collateral securing, any obligations;

                  (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;

                  (iv) any reduction, limitation, impairment or termination of any Indebtedness with respect to any other Borrower for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby

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
         waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any other Borrower;

                  (v) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Bank or any holder of the Notes securing any of the Indebtedness; or

                  (vi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Borrower, any surety or any guarantor.

         (d) Each Borrower agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by any Bank or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower as though such payment had not been made.

         (e) Each Borrower hereby expressly waives: (a) notice of the Banks' acceptance of this Agreement; (b) notice of the existence or creation or non payment of all or any of the Indebtedness; (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; and (d) all diligence in collection or protection of or realization upon the Indebtedness or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

         (f) No delay on any of the Banks part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Banks of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Banks permitted hereunder shall in any way affect or impair any such Banks' rights or any Borrower's Indebtedness under this Agreement.

         (g) Each Borrower hereby represents and warrants to each of the Borrowers that it now has and will continue to have independent means of obtaining information concerning the Borrowers, affairs, financial condition and business. Banks shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning the Borrowers, affairs, financial condition or business which may come into the Banks' possession.

                                     * * *

                     [Signatures follow on succeeding pages]

         WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,                               TRIM SYSTEMS OPERATING CORP.
as Agent



By: /s/ (ILLEGIBLE)                          By: /s/ (ILLEGIBLE)
   -------------------------------------        -----------------------------

Its: Vice President                          Its: Vice President



                                             TRIM SYSTEMS, LLC



                                             By: /s/ (ILLEGIBLE)
                                                -----------------------------
                                             Its: Vice President


                                             TEMPRESS, INC.



                                             By: /s/ (ILLEGIBLE)
                                                -----------------------------
                                             Its: Vice President


BANKS:                                       COMERICA BANK



                                             By: /s/ (ILLEGIBLE)
                                                -----------------------------

                                             Its: Vice President

                                        THE FIRST NATIONAL BANK OF CHICAGO


                                        By: /s/ (ILLEGIBLE)
                                           -------------------------------------
                                        Its:       V.P.
                                            ------------------------------------



                                        U.S. BANK NATIONAL ASSOCIATION


                                        By:  /s/ MARK R. MCDONALD
                                           -------------------------------------
                                        Its:       Mark R. McDonald
                                                   Vice President
                                            ------------------------------------



                      [SIGNATURE PAGE TO CREDIT AGREEMENT]